Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
by and among
LIVE NATION WORLDWIDE, INC.
HARRY MERGER SUB INC.
and
HOB ENTERTAINMENT, INC.
and
THE STOCKHOLDERS LISTED ON THE SIGNATURE PAGES HERETO
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 i

AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 30, 2006 (the “Signing Date”), by and among Live Nation Worldwide, Inc. a Delaware corporation (“Parent”), Harry Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (the “Merger Sub”), HOB Entertainment, Inc., a Delaware corporation (the “Company”) and the individual stockholder entities set forth on the signature pages hereto (each a “Named Stockholder” and collectively, the “Named Stockholders”). Each of the Company, the Named Stockholders, Parent and Merger Sub is a “Party” and together, the “Parties.”
W I T N E S S E T H:
     WHEREAS, each of the respective Boards of Directors of Parent, Merger Sub and the Company have declared advisable and approved this Agreement and the merger (the “Merger”) pursuant to this Agreement of the Merger Sub with and into the Company on the terms and conditions contained herein and in accordance with the Delaware General Corporation Law (the “DGCL”);
     WHEREAS, in furtherance thereof, the Board of Directors of the Company has resolved to recommend that (a) holders of Company Common Stock, voting as a class, vote to approve the Merger and the transactions contemplated thereby and (b) holders of the Company New Senior Preferred Stock, voting as a class, vote to approve the Merger and the transactions contemplated hereby; and
     WHEREAS, each of the Named Stockholders has granted an irrevocable proxy to the Company Stockholder Representative relating to the possible execution of written consents representing in the aggregate approximately 94% of the Company Common Stock and 97% of the Company New Senior Preferred Stock, in the aggregate, for the possible approval of the Merger and adoption of this Agreement (the “Company Stockholder Approvals”).
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and for good and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE 1.
DEFINITIONS
     Section 1.1 Certain Defined Terms. Capitalized terms used herein shall have the meanings ascribed to them in this Article 1.

     “Action” shall mean any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitrator.
     “Affiliate” shall mean, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.
     “Aggregate Initial Holders Preferred Stock Cash Amount” shall mean an aggregate amount of cash equal to the product obtained by multiplying the total number of shares of Company New Senior Preferred Stock held by the Initial Holders as of the Effective Time by the sum of (i) $1,000 (e.g. the liquidation preference on the Company New Senior Preferred Stock) and (ii) the aggregate amount of accrued dividends per share on such Company New Senior Preferred Stock as of the Closing Date as set forth in the certificate contemplated by Section 9.3(e) by 102%.
     “Aggregate Merger Consideration” shall mean the amount in cash equal to the Total Purchase Price minus the Closing Date Disbursements.
     “Aggregate Preferred Stock Cash Amount” shall mean the Aggregate Initial Holders Preferred Stock Cash Amount plus the Aggregate Subsequent Holders Preferred Stock Cash Amount.
     “Aggregate Subsequent Holders Preferred Stock Cash Amount” shall mean an aggregate amount of cash equal to the product obtained by multiplying the total number of shares of Company New Senior Preferred Stock held by the Subsequent Holders as of the Effective Time by the sum of (i) $1,000 (e.g. the liquidation preference on the Company New Senior Preferred Stock) and (ii) the aggregate amount of accrued dividends per share on such Company New Senior Preferred Stock as of the Closing Date as set forth in the certificate contemplated by Section 9.3(e) by 102%.
     “Assets and Properties” means, with respect to any Person, all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned, licensed or leased by such Person, including cash, cash equivalents, investment assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Proprietary Right.
     “Borrowed Indebtedness” shall mean all unpaid principal and accrued and unpaid interest owed by the Company under the Credit Agreement and the Subordinated Term Loan Agreement.

     “Borrowed Indebtedness Payoff Amount” shall mean the principal amount of $40,000,000 plus any interest accrued thereon but not paid as of the Signing Date.
     “Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of Los Angeles.
     “Canadian Employee” shall mean any Employee of HOBCC.
     “Closing Date Disbursements” shall mean the sum of (i) the Borrowed Indebtedness Payoff Amount, (ii) the Company Transaction Expenses (whether paid by Parent pursuant to Section 2.3 or by the Company prior to Closing), and (iii) the Escrow Amount, as set forth in the certificate contemplated by Section 9.3(e).
     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Common Stock Closing Consideration” shall mean the amount, in cash, equal to (i) the Aggregate Merger Consideration, minus the Aggregate Preferred Stock Cash Amount, plus the aggregate amount of the Per Share Exercise Price and Per Share Warrant Exercise Price for all Cash Value Options and all Cash Value Warrants issued and outstanding as of the Effective Time, all divided by (ii) the aggregate number of outstanding shares of Company Common Stock (including shares of Company Common Stock subject to Cash Value Options and Cash Value Warrants) issued and outstanding as of the Effective Time as set forth in the certificate contemplated by Section 9.3(e).
     “Common Stock Escrow Amount” shall mean the quotient obtained by dividing the Returned Escrow Amount, if any, by the aggregate number of outstanding shares of Company Common Stock (including shares of Company Common Stock subject to Cash Value Options and Cash Value Warrants) issued and outstanding as of the Effective Time, as set forth in the certificate contemplated by Section 9.3(e).
     “Company Capital Stock” shall mean the Company Common Stock, the Company New Senior Preferred Stock, the shares of the Company’s capital stock, par value $0.001 per share, designated as “Non-Voting Common Stock” with the rights and privileges set forth in the Company’s Amended and Restated Certificate of Incorporation.
     “Company Common Stock” shall mean the Company’s Common Stock, par value $0.001 per share, designated as “Voting Common Stock” with the rights and privileges set forth in the Company’s Amended and Restated Certificate of Incorporation.

     “Company New Senior Preferred Stock” shall mean the Company’s Preferred Stock, par value $0.001 per share, designated as “New Senior Preferred Stock” and containing the rights, privileges and preferences set forth in the Company’s Amended and Restated Certificate of Incorporation.
     “Company Option Plans” shall mean the Company’s (i) 2004 Equity Incentive Plan, (ii) 2004 Performance Equity Incentive Plan, (iii) 2001 Equity Incentive Plan, (iv) 1993 Stock Option Plan (as such plans may have been be amended from time to time) and (v) and any other plan, program or arrangement providing for the issuance or grant of any interest in respect of the capital stock of any of the HOB Entities to current or former employees, independent contractors or members of the Company’s Board of Directors.
     “Company Stockholders” shall mean the holders of Company Capital Stock as of the Effective Time.
     “Company Transaction Expenses” shall mean (i) all fees and expenses of all third parties providing the Company with services (including legal, accounting and tax services) in connection with (a) the Merger and the other transactions contemplated by this Agreement and (b) the negotiation, preparation and drafting of this Agreement, including, without limitation, the fees of UBS Investment Bank, Munger, Tolles & Olson LLP and Ernst & Young LLP, (ii) 50% of any cost and expenses of the Escrow Agent payable on the Closing Date and (iii) any payments made to dissenting stockholders prior to the Effective Time (whether through settlement or otherwise), in each case as set forth in the certificate contemplated by Section 9.3(c).
     “Confidentiality Agreement” shall mean that certain confidentiality agreement, dated as of March 30, 2006, by and among the Company and Live Nation, Inc.
     “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.
     “Credit Agreement” shall mean that certain Amended and Restated Credit Agreement by and among the Company, JP Morgan Chase Bank and others, dated as of March 18, 2004.
     “Development Projects” shall mean the current development projects of new restaurant/clubs/venues being undertaken by any of the HOB Entities in the following locations:

(i) Philadelphia, PA, (ii) Dallas, TX, (iii) Houston TX, (iv) Mohegan Sun (Connecticut), (v) Seattle, WA, and (vi) the Santa Clara Amphitheatre.
     “Disclosure Schedules” mean the schedules that are attached to this Agreement and qualify the representations and warranties contained herein.
     “Employee” shall mean any employee of any of the HOB Entities.
     “Employment Contract” shall mean any written employment agreement between the any of the HOB Entities, on the one hand, and an Employee, on the other hand, which is not terminable by the employer on ninety (90) days’ notice or less without material cost or penalty.
     “Environmental Laws” shall mean any Law currently in effect relating to the protection or restoration of the environment, or to the treatment, storage, handling, presence, transport, Release or management of Hazardous Materials.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” shall mean any Person that, together with any of the HOB Entities as of any relevant measuring date under ERISA, was or is required to be treated as a single employer under Section 414 of the Code within the meaning of Section 4001(b)(1) of ERISA.
     “Escrow Agent” shall mean Union Bank of California, N.A.
     “Escrow Agreement” shall mean the Escrow Agreement between Parent, the Company Stockholder Representative and the Escrow Agent in the form attached hereto as Annex 1.
     “Escrow Amount” shall mean cash in an amount equal to the sum of 10,000,000.
     “Exchange Agent” shall mean such Person as shall be mutually agreed upon by the Parties.
     “GAAP” shall mean United States generally accepted accounting principles in effect as of the date of this Agreement or, in the case of the Financial Statements, in effect as of the date thereof or during the periods covered thereby.
     “Governmental Authority” shall mean any United States or Canadian federal, state, provincial, territorial or local or any foreign government, governmental, executive branch,

regulatory or administrative authority, agency or commission or any court, tribunal or judicial body, including state attorneys general, but excluding any such entity acting in the capacity of a lessor, licensor, licensee, owner or operator of any public gathering facility.
     “Governmental Order” shall mean any order, writ, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
     “Hazardous Materials” shall mean any hazardous, pollutant, contaminant or toxic substance, material or waste defined, listed, or classified as such in any Environmental Law including, without limitation, any asbestos-containing material and toxic molds.
     “HOB Concerts” shall mean House of Blues Concerts, Inc., a California corporation.
     “HOB Entities” shall mean the Company and its Subsidiaries.
     “HOBCC” shall mean HOB Concerts Canada, Ltd., an Ontario, Canada corporation.
     “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
     “Initial Holders” shall mean those holders of shares of Company New Senior Preferred Stock who were issued such shares around March 18, 2004.
     “Irrevocable Letter of Credit” shall mean the irrevocable standby letter of credit to be issued by JPMorgan in conformity with Section 11.2(b) within five (5) Business Days of the Signing Date.
     “Knowledge” shall mean (i) with respect to Parent, the knowledge (without independent inquiry) of the executive officers of Parent and (ii) with respect to the Company, the knowledge (without independent inquiry) of the persons listed on Schedule 1.1(c).
     “Law” shall mean any statute, law, ordinance, regulation, decree, order or rule of any Governmental Authority, in each case, solely to the extent that such statute, law, ordinance, regulation, decree, order and rule is applicable.
     “Liabilities” shall mean any and all debts, losses, damages, liabilities or obligations, (whether direct or indirect, accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated).

     “Lien” shall mean any security interest, pledge, mortgage, lien (statutory of otherwise), hypothec, charge or other encumbrance of any kind other than Permitted Liens.
     “Material Adverse Effect” shall mean any material adverse effect, individually or in the aggregate, on (a) the business, assets, liabilities or financial condition of the HOB Entities, taken as a whole, or (b) the ability of the Company to consummate the transactions contemplated hereby other than, with respect to either (a) or (b), any effect (i) affecting companies in the restaurant, concert, promotion or live entertainment businesses generally, (ii) resulting from terrorist threats or other acts of hostility or from general economic, business, social, political or regulatory conditions, (iii) resulting from the announcement or performance of this Agreement or the transactions contemplated herein, related to the intention to sell any of the HOB Entities or related to the acquisition of any of the HOB Entities by Parent or any its Affiliates or any other circumstance related thereto, or (iv) related to any actions under this Agreement to obtain any approval, waiver or consent from any Person or Governmental Authority.
     “Organizational Documents” mean any of the following, as applicable: (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the limited liability company or operating agreement and the certificate of formation of a limited liability company; (c) the partnership agreement and any statement of partnership of a general partnership; (d) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (f) any amendment to any of the foregoing.
     “Permitted Liens” shall mean (i) liens for Taxes, assessments and governmental charges or levies not yet subject to penalties for delinquent nonpayment or which are actively being contested, (ii) Liens in respect of property or assets imposed by Law which were incurred in the ordinary course of business, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar liens, that in the aggregate would not reasonably be expected to have a Material Adverse Effect, (iii) pledges or deposits made in the ordinary course of business to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations, (iv) land use planning/zoning, entitlement and other land use and environmental regulations by any Governmental Authority, (v) with respect to the Leased Property or Owned Real Property, minor title defects or irregularities that do not, individually or in the aggregate, materially impair the value or use of such property, the consummation of this Agreement or the operations of the Company and its Subsidiaries, and survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property, (vi) Liens that will be discharged or released prior to the Closing Date, (vii) as to any Leased Property, any Lien affecting solely the interest of the landlord thereunder and not the interest of the tenant thereunder, and (viii) such other Liens and possible matters that are not substantial and do not materially detract from or interfere with the present or intended use of the asset in question.
     “Person” shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization, joint venture, limited liability company or other entity.

     “Preferred Stock Merger Consideration” shall mean (i) with respect to the Initial Holders of Company New Senior Preferred Stock, an amount of cash per share of Company New Senior Preferred Stock equal to the quotient obtained by dividing the Aggregate Initial Holders Preferred Stock Cash Amount by the aggregate number of shares of Company New Senior Preferred Stock held by the Initial Holders as of the Effective Time as set forth in the certificate contemplated by Section 9.3(e), and (ii) with respect to the Subsequent Holders of Company New Senior Preferred Stock, an amount of cash per share of Company New Senior Preferred Stock equal to the quotient obtained by dividing the Aggregate Subsequent Holders Preferred Stock Cash Amount by the aggregate number of shares of Company New Senior Preferred Stock held by the Subsequent Holders as of the Effective Time as set forth in the certificate contemplated by Section 9.3(e).
     “Proprietary Right” shall mean any patent, invention, know-how, trade secret, copyright, trademark, service mark, trade name, brand name, logo, software application, corporate name, company name, business name, fictitious business name, trade style, domain name, website or other intellectual property, together with all registrations and applications for registration of any of the foregoing, in each case, which is material to the business of the HOB Entities taken as a whole.
     “Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.
     “Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any other Person any right to subscribe for, redeem or acquire, or any options, warrants, calls or puts relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.
     “Subsidiaries” shall mean any and all corporations, partnerships, limited liability companies and other entities with respect to which the Company, directly or indirectly, owns 50% or more of the securities having the power to elect members of the board of directors or similar body governing the affairs of such entity.
     “Subordinated Term Loan Agreement” means that certain Subordinated Term Loan Agreement by and among the Company, JP Morgan Chase Bank and others, dated as of March 18, 2004.
     “Subsequent Holders” shall mean those holders of shares of Company New Senior Preferred Stock who were issued such shares around May 7, 2004.

     “Tax” or “Taxes” shall mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code § 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
     “Tax Authority” or “Taxing Authority” shall mean any domestic, foreign, federal, national, state, provincial, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.
     “Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Total Purchase Price” shall mean an amount of cash equal to the sum of (i) $350,000,000 and (ii) the aggregate amount of the capital expenditures incurred by the HOB Entities (excluding any capitalized internal overhead) in connection with Development Projects as of the Signing Date, as set forth on the schedule attached hereto as Annex 2, as will be updated in accordance with GAAP within 45 days after the Signing Date to reflect the final calculation for such capital expenditures, provided, further, that, such Total Purchase Price payable at the Closing shall be increased by an amount equal to the amount of interest that would have accrued on such adjusted Total Purchase Price, at a rate per month equal to 1.0%, non-compounded, from the date that is nine (9) months from the Signing Date to, but excluding, the Closing Date, and the “Total Purchase Price” for all purposes hereunder shall be deemed to include the aggregate amount of such interest.
     “Treasury Regulations” shall mean the regulations, including temporary regulations, promulgated under the Code, as the same may be amended hereafter from time to time (including corresponding provisions of succeeding regulations).
     Section 1.2 Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

Term	Section
2006 Financial Statements	Section 8.18
2007 Financial Statements	Section 8.18
Agreement	Preamble
Audited Financial Statements	Section 5.7(a)
Balance Sheet Date	Section 5.7(a)
Canadian Employee Benefit Plans	Section 5.13(m)

Term	Section
Cap	Section 10.2(c)(ii)
Cash Value Option	Section 3.3(a)
Cash Value Warrant	Section 3.4
Certificates	Section 3.5(b)
Claim Notice	Section 10.3
Closing	Section 2.2
Closing Date	Section 2.2
“commercially reasonable efforts”	Section 8.1(o)
Common Stock Merger Consideration	Section 3.1(d)
Company	Preamble
Company Employees	Section 8.14
Company Stock Option	Section 3.3(a)
Company Stockholder Approvals	Recitals
Company Stockholder Representative	Section 10.6(a)
Damages	Section 10.2(a)
Deductible	Section 10.2(c)(i)
Delaware Certificate of Merger	Section 2.1(f)
DGCL	Recitals
Dissenting Shares	Section 3.2
DOJ	Section 8.6(c)
Effective Time	Section 2.1(f)
Employee Benefit Plans	Section 5.13(a)
ERISA Plans	Section 5.13(a)
Escrow Account	Section 3.6
Escrow Release Date	Section 3.6
Exchange Fund	Section 3.5(a)
Financial Statements	Section 5.7(a)
FTC	Section 8.6(c)
Government Conditions	Section 8.6(c)
HOB Indemnified Parties	Section 10.2(b)
Indemnified D&O Parties	Section 8.10(a)
Indemnified D&O Liabilities	Section 8.10(a)
Indemnified Party	Section 10.3
Indemnifying Party	Section 10.3
Interim Financial Statements	Section 5.7(a)
Leased Properties or Leased Property	Section 5.14(a)(i)
Lease	Section 5.14(a)(i)
Material Contracts	Section 5.10(a)
Merger	Recitals
Merger Sub	Preamble
Multiemployer Plan	Section 5.13(b)
Named Stockholders	Preamble
Notice Period	Section 10.3
Option Closing Consideration	Section 3.3(a)
Option Merger Consideration	Section 3.3(a)

Term	Section
Outside Date	Section 11.1(b)
Owned Improvements	Section 5.14(a)(i)
Owned Real Property	Section 5.14(b)(i)
Parent	Preamble
Parent Indemnified Parties	Section 10.2(a)
Party or Parties	Preamble
Permits	Section 5.11
Per Share Exercise Price	Section 3.3(a)
Per Share Warrant Exercise Price	Section 3.4
Returned Escrow Amounts	Section 3.6
SPD	Section 5.13(a)(i)(D)
Surviving Corporation	Section 2.1(a)
Takeover Proposal	Section 8.2(b)
Tax Sharing Agreement	Section 5.19(c)
Termination Fee	Section 11.2(b)
Third Party Claim	Section 10.3
Transfer Taxes	Section 8.9(a)
Warrant	Section 3.4
Warrant Agreement	Section 3.4
Warrant Closing Consideration	Section 3.4
Warrant Merger Consideration	Section 3.4
     Section 1.3 Other Interpretive Provisions. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement, in each case, unless otherwise specified. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
ARTICLE 2.
THE MERGER AND THE CLOSING
     Section 2.1 The Merger.
          (a) Surviving Corporation. Subject to the provisions of this Agreement and the applicable provisions of the DGCL, at the Effective Time, the Merger Sub shall be merged with and into the Company, and the separate corporate existence of the Merger Sub shall cease. The Company shall be the surviving corporation in the Merger (hereinafter sometimes called the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Delaware under the name “HOB Entertainment, Inc.” until thereafter duly changed and shall be a wholly-owned subsidiary of Parent after the Merger. At the Effective Time, the Merger shall have the effects set forth in this Agreement, the Delaware Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, as of the Effective Time, all the property, rights, immunities, privileges, powers and franchises of the Company and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall be the debts, liabilities and duties of the Surviving Corporation.
          (b) Certificate of Incorporation. At and after the Effective Time, the Certificate of Incorporation of the Company attached to the Delaware Certificate of Merger filed in the State of Delaware, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter duly amended.
          (c) Bylaws. At and after the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter duly amended.
          (d) Directors. At and after the Effective Time, the directors of the Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected and qualified.
          (e) Officers. At and after the Effective Time, the officers of the Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected and qualified.
          (f) Effective Time. On the Closing Date and subject to the terms and conditions hereof, the Parties shall cause the Merger to be consummated by the filing of a certificate of merger meeting the requirements of the DGCL (the “Delaware Certificate of Merger”) with the Secretary of State of the State of Delaware. The date and time at which the Merger shall become effective shall be the time at which the Delaware Certificate of Merger is filed with the Secretary of the State of the State of Delaware (or at such subsequent time as Parent and the Company shall agree and as shall be specified in the Delaware Certificate of Merger), such time being herein referred to as the “Effective Time.”
     Section 2.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (Pacific Time), on a date to be specified by the Parties, which shall be as soon as practicable, but in no event later than the second Business Day after satisfaction or waiver of all of the conditions set forth in ARTICLE 9 hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction thereof at Closing) (the “Closing Date”), at or directed from the offices of Munger, Tolles & Olson LLP, 355 South Grand Avenue, Los Angeles, California 90071, unless another date or place is agreed to in writing by the Parties.
     Section 2.3 Closing Payments and Deposits. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, (i) Parent shall deliver to the Exchange Agent the Aggregate Merger Consideration pursuant to the terms set forth in Section 3.5, and (ii)

Parent shall pay, on behalf of the Company, an amount equal to (A) all Borrowed Indebtedness as set forth in the certificate contemplated by Section 9.3(e), (B) the Company Transaction Expenses by wire transfer in immediately available funds to such account or accounts as are set forth in the certificate contemplated by Section 9.3(e), in order to pay and discharge such obligations, (C) the Escrow Amount, to such account of the Escrow Agent as provided for in the Escrow Agreement.
ARTICLE 3.
CONVERSION OF COMPANY CAPITAL STOCK
     Section 3.1 Manner and Basis of Converting Company Capital Stock.
          (a) Merger Sub Common Stock. Each share of common stock of the Merger Sub that is issued and outstanding as of the Effective Time shall, by operation of law and by virtue of the Merger, be converted into a validly issued, fully paid and non-assessable share of common stock, no par value, of the Surviving Corporation, and such common stock of the Surviving Corporation issued on that conversion will constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation immediately following the Effective Time.
          (b) Cancellation of Treasury Stock and Parent-Owned Stock. As of the Effective Time, all shares of Company Capital Stock that are owned by the Company as treasury stock, all shares of Company Capital Stock owned by any HOB Entity and any shares of Company Capital Stock owned by Parent, Merger Sub or any other wholly-owned subsidiary of Parent shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.
          (c) Conversion of Company New Senior Preferred Stock. As of the Effective Time, by operation of law and by virtue of the Merger and without any action on the part of any holder of any shares of Company New Senior Preferred Stock, each issued and outstanding share of Company New Senior Preferred Stock (other than shares cancelled pursuant to Section 3.1(b) and any Dissenting Shares) shall be converted into the right to receive cash, without interest, in an amount equal to the Preferred Stock Merger Consideration
          (d) Conversion of Company Common Stock. As of the Effective Time, by operation of law and by virtue of the Merger and without any action on the part of any holder of any shares of Company Common Stock, each issued and outstanding share of Company Common Stock (other than shares cancelled pursuant to Section 3.1(b) and any Dissenting Shares) shall be converted into the following (the “Common Stock Merger Consideration”): (i) the right to receive cash, without interest, in an amount equal to the Common Stock Closing Consideration; and (ii) the right to receive cash, without interest, in an amount equal to the Common Stock Escrow Amount, if any.
          (e) Cancellation and Retirement of Company New Senior Preferred Stock and Company Common Stock. At the Effective Time, all shares of Company New Senior Preferred Stock and Company Common Stock issued and outstanding immediately prior to the Effective

Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company New Senior Preferred Stock and Company Common Stock shall, to the extent such certificate represents such shares, cease to have any rights with respect thereto, except the right to receive the Preferred Stock Merger Consideration or the Common Stock Merger Consideration, as the case may be, or any rights that may attach pursuant to the DGCL with respect to Dissenting Shares upon surrender of such certificate in accordance with Section 3.5.
     Section 3.2 Dissenting Shares. Notwithstanding anything to the contrary in this Agreement, shares of Company New Senior Preferred Stock and Company Common Stock that have not been voted for adoption of the Merger or otherwise consented thereto and with respect to which dissenter’s rights have been properly perfected in accordance with Section 262 et seq. of the DGCL (“Dissenting Shares”), shall not be converted into the right to receive the Preferred Stock Merger Consideration or the Common Stock Merger Consideration, as the case may be, at or after the Effective Time unless and until the holder of such shares withdraws such holder’s demand for dissenter’s rights or becomes ineligible for dissenter’s rights. The holders thereof shall be entitled only to such rights as are granted by Section 262 of the DGCL. If a holder of Dissenting Shares withdraws such holder’s demand for dissenter’s rights or becomes ineligible for dissenter’s rights, then, as of the Effective Time or the occurrence of such event, whichever later occurs, such holder’s Dissenting Shares shall forfeit the right to the appraisal of such shares and cease to be Dissenting Shares and shall be converted into and represent the right to receive the Preferred Stock Merger Consideration or the Common Stock Merger Consideration, as the case may be, without interest thereon as provided in Section 3.1. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of any shares of Company New Senior Preferred Stock or Company Common Stock, or any withdrawals of such demands, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands.
     Section 3.3 Treatment of Company Stock Options.
          (a) Subject to the terms and conditions of this Agreement, no less than ten (10) days prior to the Effective Time each option to purchase Company Common Stock granted pursuant to a Company Option Plan (each, a “Company Stock Option”) shall become fully vested and exercisable; and at the Effective Time, by virtue of the Merger and without any further action on the part of Merger Sub, the Company or any holder of any Company Common Stock or any Company Stock Option, each Company Stock Option with a per share exercise price (with respect to each such option, the “Per Share Exercise Price”) of less than the Common Stock Closing Consideration (each, a “Cash Value Option”), that is outstanding and unexercised as of the Effective Time shall be cancelled and converted into the right to receive with respect to each share of Common Stock subject to such option an amount of cash, without interest, equal to the Common Stock Closing Consideration minus the applicable Per Share Exercise Price (with respect to each Cash Value Option, the “Option Closing Consideration”), plus, subject to Section 3.6 hereof, the Common Stock Escrow Amount, if any (collectively, the “Option Merger Consideration”) and less any amounts required to be deducted and withheld under any applicable Law. All payments of Option Merger Consideration with respect to cancelled Cash Value

Options shall be made by the Exchange Agent as promptly as reasonably practicable in accordance with Section 3.5(a) from the Aggregate Merger Consideration. Any and all Company Stock Options that are outstanding and unexercised as of the Effective Time with a Per Share Exercise Price equal to or exceeding the Common Stock Closing Consideration shall be immediately cancelled and forfeited as of the Effective Time without any liability on the part of the Surviving Corporation.
          (b) All Company Option Plans shall terminate as of the Effective Time and the provisions in any Company Option Plan or any other plan providing for the issuance, transfer or grant of any Company Capital Stock or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time, and the Company shall ensure that following the Effective Time no holder of a Company Stock Option or any participant in any Company Option Plan or any other plan shall have any right thereunder to acquire any Company Capital Stock or any capital stock of the Surviving Corporation or any interest in respect of any Company Capital Stock or any capital stock of the Surviving Corporation.
     Section 3.4 Treatment of Warrant Agreements. At the Effective Time by virtue of the Merger and without any further action on the part of the Parties, each warrant (each, a “Warrant”) to purchase shares of Company Common Stock granted pursuant to any of the warrant agreements identified on Schedule 3.4 attached hereto (each a “Warrant Agreement”), that is outstanding and unexercised immediately prior to or as of the Effective Time with a per share exercise or strike price (with respect to each such Warrant, the “Per Share Warrant Exercise Price”) of less than the Common Stock Closing Consideration (each, a “Cash Value Warrant”) shall be cancelled and converted into the right to receive, when payable, cash, without interest, equal to the Common Stock Closing Consideration minus the applicable Per Share Warrant Exercise Price (with respect to each Cash Value Warrant, the “Warrant Closing Consideration”), plus, subject to Section 3.6 hereof, the Common Stock Escrow Amount, if any (collectively, the “Warrant Merger Consideration”), and less any amounts required to be deducted and withheld under any applicable Law. The Company shall comply with all its obligations under each Warrant Agreement, including to provide a notice to each holder of Warrants of the Merger and the foregoing treatment of the Warrants pursuant to the Merger, and take all actions reasonably required to cause each holder of Warrants to exercise, prior to their expiration, such Warrants (whether or not such actions by the Company are required by the applicable Warrant Agreement).
     Section 3.5 Payment for and Exchange of Company New Senior Preferred Stock, Company Common Stock, Cash Value Options and Cash Value Warrants.
          (a) At the Closing, Parent shall deposit in trust with the Exchange Agent the Aggregate Merger Consideration, to be paid to the holders of Company New Senior Preferred Stock, Company Common Stock and holders of Cash Value Options and Cash Value Warrants, as the case may be. Such amounts and any other amounts deposited with the Exchange Agent pursuant to the terms hereof shall be referred to as the “Exchange Fund”. The Exchange Agent shall be designated in the Escrow Agreement as the party to whom the Returned Escrow Amounts or aggregate amount of cash that Parent is required to deliver to the Exchange Agent pursuant to the terms of Section 4.5 hereof , if any, in the Escrow Account should be distributed after making all other payments required by the Escrow Agreement. The Exchange Agent shall make the cash payments provided for in Section 3.1(c), Section 3.1(d), Section 3.3(a), and Section 3.4 out of the Exchange Fund. The Exchange Agent shall be permitted to invest the Exchange Fund as Parent shall direct, provided that all of such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest rating from either Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $500 million. The Exchange Fund shall not be used for any purpose other than the payment of the aggregate Common Stock Merger Consideration, Preferred Stock Merger Consideration, Option Merger Consideration, and Warrant Merger Consideration in accordance with the terms of this Agreement. All income and interest earned on the Exchange Fund will be for the account of Parent.
          (b) Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail or otherwise deliver to each record holder as of the Effective Time of certificates, option grants or Warrant Agreements which immediately prior to the Effective Time represented shares of Company New Senior Preferred Stock, Company Common Stock, Cash Value Options, Cash Value Warrants, respectively (collectively, the “Certificates”) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent), and instructions for use in effecting the surrender of the Certificates and payment therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal properly completed and duly executed, the holder of such Certificate shall be entitled to the following:
          (i) with respect to Company New Senior Preferred Stock, the amount of cash equal to the product of the Preferred Stock Merger Consideration multiplied by the number of shares of Company New Senior Preferred Stock represented by such Certificate that have been converted into the right to receive the Preferred Stock Merger Consideration;
          (ii) with respect to Company Common Stock, the amount of cash equal to the sum of (A) the product of the Common Stock Closing Consideration multiplied by the number of shares of Company Common Stock represented by such Certificate that have been converted into the right to receive the Company Stock Merger Consideration, and (B) if ever monies with respect to the Common Stock Escrow Amount are received by the Exchange Agent, the product of the Common Stock Escrow Amount multiplied by the number of shares of Company Common Stock represented by such Certificates that have been converted into the right to receive the Common Stock Merger Consideration;
          (iii) with respect to Cash Value Options, the amount of cash equal to the sum of (A) the product of the applicable Option Closing Consideration multiplied by the number of corresponding Cash Value Options represented by such Certificate that have been converted into the right to receive the Option Merger Consideration and (B) if ever monies with respect to the Common Stock Escrow Amount are received by the Exchange Agent, the product of the Common Stock Escrow Amount multiplied by the number of Cash Value Options represented by such Certificate that have been converted into the right to receive the Option Merger Consideration; and
          (iv) with respect to Cash Value Warrants, the amount of cash equal to the sum of (A) the product of the applicable Warrant Closing Consideration multiplied by the number of corresponding Cash Value Warrants represented by such Certificate that have been converted into the right to receive the Warrant Merger Consideration, and (B) if ever monies with respect to the Common Stock Escrow Amount are received by the Exchange Agent, the product of the Common Stock Escrow Amount multiplied by the number of Cash Value Warrants represented by such Certificate that have been converted into the right to receive the Warrant Merger Consideration.
Each such Certificate so surrendered shall be cancelled. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of certificates representing shares of Company Capital Stock, Company Stock Options or Warrants, and if such Certificates are presented to the Company for transfer, they shall be canceled against delivery of the Preferred Stock Merger Consideration, the Common Stock Merger Consideration, the Option Merger Consideration, or the Warrant Merger Consideration, as the case may be. Until surrendered as contemplated by this Section 3.5(b), each Certificate for shares of Company Capital Stock, Company Stock Options or Warrants which have been converted into the right to receive the Preferred Stock Merger Consideration, the Common Stock Merger Consideration, the Option Merger Consideration, or the Warrant Merger Consideration, as the case may be, shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Preferred Stock Merger Consideration, the Common Stock Merger Consideration, the Option Merger Consideration, or the Warrant Merger Consideration, as contemplated by ARTICLE 3.
          (c) No Further Ownership Rights in Company After New Senior Preferred Stock or Company Common Stock Exchanged for Merger Consideration. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company New Senior Preferred Stock or Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of shares of Company New Senior Preferred Stock and Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such securities, except as otherwise provided for herein or by Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for the Preferred Stock Merger Consideration or Common Stock Merger Consideration, as the case may be, as provided in this Agreement.
          (d) Termination of Exchange Fund. At any time following the date that is nineteen (19) months after the Effective Time, Parent or the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) which had been deposited with the Exchange Agent and which have not been disbursed to holders of Certificates and thereafter such holders shall be entitled to look only to Parent or the Surviving Corporation (subject to abandoned property, escheat or other similar laws) as general creditors thereof with respect to the payment of any Preferred Stock Merger Consideration, Common Stock Closing Consideration, Option Closing Consideration, or Warrant Closing Consideration that may be payable to such Person, as determined pursuant to this Agreement, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation nor the Exchange Agent shall be liable to any holder of a Certificate for any Preferred Stock Merger Consideration, Common Stock Merger Consideration, Company Common Stock Option Merger Consideration, or Warrant Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
          (e) Transfers of Ownership. If any portion of the Preferred Stock Merger Consideration, Common Stock Merger Consideration, Option Merger Consideration, or Warrant Merger Consideration, as the case may be, is to be paid to a Person other than the Person in whose name the Certificate is registered, it shall be a condition of the exchange or payment that such Certificate shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such exchange or payment shall pay any transfer or other Taxes required by reason of the exchange or payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable.
          (f) Taxes. Parent, the Company or the Surviving Corporation, as the case may be, shall be entitled to deduct and withhold from consideration otherwise payable pursuant to this Agreement to any holder such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld, (i) such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder in respect of which such deduction and withholding was made, and (ii) Parent, the Company or the Surviving Corporation, as the case may be, shall provide to such holder written notice of the amounts so deducted or withheld.
          (g) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall issue and pay in exchange for such lost, stolen or destroyed Certificate upon the making of an affidavit of that fact by the holder thereof, the portion of the Preferred Stock Merger Consideration, Common Stock Merger Consideration, Option Merger Consideration, or Warrant Merger Consideration, as the case may be, payable pursuant to the terms of this Agreement; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance and payment thereof, require the owner of such lost, stolen or destroyed Certificate to deliver to Parent an affidavit of loss, theft or destruction in form reasonably satisfactory to Parent, but in no case shall Parent, the Company or the Exchange Agent require the posting by any such owner of a bond, as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation, the Company or any of their respective directors, officers, employees, Subsidiaries, affiliates or agents with respect thereto.

          (h) Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur as a result of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution, the Preferred Stock Merger Consideration, Common Stock Merger Consideration, Option Per Share Escrow Cash Amount and Warrant Per Share Escrow Cash Amount, as the case maybe, and other similarly dependent items shall be equitably adjusted to reflect such change.
     Section 3.6 Escrow Amount. The Escrow Amount shall be deposited by Parent into an interest-bearing account (the “Escrow Account”) with the Escrow Agent and shall be subject to the terms of the Escrow Agreement and this Agreement, and shall remain in escrow until twelve (12) months following the Closing Date (the “Escrow Release Date”) (subject to the terms of the Escrow Agreement relating to existing indemnification claims) or until any amounts remaining on the Escrow Release Date (the “Returned Escrow Amounts”) are deposited by the Escrow Agent into the Exchange Fund for immediate distribution pursuant to Section 3.5 to the holders of the Company Common Stock, Cash Value Options, and Cash Value Warrants entitled to payment thereof pursuant to Section 3.1(d), Section 3.3(a), and Section 3.4, respectively, as the case may be, pursuant to the Escrow Agreement and this Agreement.
ARTICLE 4.
[Intentionally Omitted]
ARTICLE 5.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Each representation and warranty contained in this ARTICLE 5 is qualified by disclosures made in the Disclosure Schedules of the Company that correspond or reasonably relate to the section in this Agreement. Except with respect to matters set forth in the Disclosure Schedules, the Company hereby represents and warrants to the Parent and Merger Sub as follows:
     Section 5.1 Organization . The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Subsidiary is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing (reference to good standing of any Canadian entity refers only to the fact that it has a certificate of compliance or equivalent) under the laws of its jurisdiction of organization set forth opposite the name of such Subsidiary on Schedule 5.6, except where the failure to be so organized, existing and in good standing would not, individually or in the aggregate, reasonably be expected to be material to the HOB Entities as a whole. Each HOB

Entity has all requisite power to own, lease or operate its properties and assets and to carry on its business as it is now being conducted. Each HOB Entity is duly licensed or qualified to do business in each jurisdiction in which the nature of its business or the ownership, leasing or operating of its properties makes such license or qualification necessary except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to be material to the HOB Entities as a whole. Each HOB Entity that is party to a Lease is qualified to do business in the jurisdiction where the corresponding Leased Property is located, and Schedule 5.1 identifies each such jurisdiction in which each such HOB Entity is qualified to do business. True, complete and correct copies of the Organizational Documents of the Company have been made available by the Company to Parent.
     Section 5.2 Authority; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution and delivery by the Company of this Agreement and the performance by the Company of its obligations hereunder have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other Parties hereto, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its respective terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law) and the discretion of courts in granting equitable remedies.
     Section 5.3 Non-Contravention. Except as set forth on Schedule 5.3 and except for conflicts arising by virtue of the nature of the business or ownership of Parent or its Affiliates, the execution, delivery and performance by the Company of this Agreement does not and will not (i) violate, conflict with or result in the breach of any provision of the Organizational Documents of any HOB Entity, (ii) subject to Section 5.4 hereof, conflict with or violate any Law or Governmental Order applicable to any HOB Entity or any of their respective assets or properties, or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment or acceleration of, or result in the creation of any Lien on any of the assets or properties of any HOB Entity pursuant to any note, bond, mortgage or indenture, contract, agreement, lease, license, permit or franchise to which any HOB Entity is a party or by which any of such assets or properties is bound or affected, except for such conflicts, breaches, defaults, consents, rights and Liens as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     Section 5.4 Governmental Consents The execution, delivery and performance by the Company of this Agreement does not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority as a condition to the consummation of the transactions contemplated herein or therein, except for (i) the

Delaware Certificate of Merger, as provided in Section 2.1, (ii) filings under the HSR Act, (iv) if required, filings under the Investment Canada Act (iii) those that may be required by the nature of the business or ownership of Parent or its Affiliates (other than the HOB Entities upon the Closing) and (iv) those consents, approvals, authorizations, orders, actions, filings and notifications of which the failure to obtain or make would not reasonably be expected to be material to the HOB Entities as a whole; and (iv) those set forth on Schedule 5.4.
     Section 5.5 Capital Structure of the Company.
          (a) Capital Stock. Set forth on Schedule 5.5(a) is the number of authorized, issued and outstanding shares of Company Capital Stock. All of such issued and outstanding shares of Company Capital Stock have been validly issued, are fully paid and nonassessable. No shares of Company Capital Stock are held in treasury, or are owned by any Subsidiary of the Company, or are authorized or reserved for issuance (other than those shares reserved for issuance upon the exercise of the Company Stock Options or Warrants, in each case as set forth on Schedule 5.5(b)).
          (b) Company Stock Options and Warrants. Set forth on Schedule 5.5(b) is a true, complete and correct list of all persons who, as of the date hereof hold Company Stock Options under the Company Option Plans or each beneficiary of a Warrant Agreement, indicating, with respect to each Company Stock Option or Warrant Agreement then outstanding (as applicable), the type of award granted, the number of shares of Company Common Stock subject to such Company Stock Option, the name of the plan under which such Company Stock Option was granted and the exercise price, date of grant vesting schedule and expiration date thereof. The Company Option Plans have been administered in accordance with their respective terms and all requirements of all applicable Laws. All Company Stock Options have been issued with an exercise price not less than the fair market value of the shares of Company Common Stock subject to such Company Stock Options as of their respective dates of issuance. There are no outstanding options to purchase shares of Company Capital Stock other than the Company Stock Options. There are no outstanding warrants to purchase shares of Company Capital Stock other than the Warrants. All Warrants that are outstanding and unexercised immediately prior to the Effective Time with a Per Share Warrant Exercise Price equal to or exceeding the Common Stock Closing Consideration will be cancelled as of the Effective Time.
          (c) Other Securities. Except as set forth on Schedule 5.5(c), there are no outstanding securities, options, warrants, calls, Rights or any other agreements between or among the Company, on one hand, and any of the Company Stockholders, option holders or any third party, on the other hand, relating to the sale, issuance or voting of any shares of Company Capital Stock, or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any shares of Company Capital Stock. Except as set forth on Schedule 5.5(c), as of the Closing, neither the Company nor any of the Company Stockholders or option holders will be party to any governance agreements, stockholders’ rights agreements, voting trusts, or other agreements with respect to the voting interests of the Company.

     Section 5.6 Subsidiaries. Set forth on Schedule 5.6 is a list of all Subsidiaries. Set forth on Schedule 5.6 is the number of authorized, issued and outstanding shares of capital stock of each Subsidiary that is a corporation (or a list of outstanding ownership interests for other entities) and its jurisdiction of organization. All the outstanding shares of capital stock or other equity interests of each Subsidiary have been validly issued, are fully paid and nonassessable, and are owned of record by the Company or a Subsidiary free and clear of any Liens. Subject to any applicable confidentiality restrictions, Schedule 5.6 lists the legal and beneficial owner of record as to all outstanding shares or capital stock or other equity interests of each Subsidiary that are not owned 100% by the Company or a Subsidiary. Except as set forth on Schedule 5.6, there are no outstanding options, warrants, calls, rights or any other agreements relating to the sale, issuance or voting of any shares of the capital stock or other equity interests of any Subsidiary, or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any shares of capital stock or other equity interests of any Subsidiary.
     Section 5.7 Financial Information. (a) Schedule 5.7 contains true and correct copies of (i) the audited consolidated balance sheets of the HOB Entities on a consolidated basis as of June 27, 2004 and July 3, 2005 (the latter being the “Balance Sheet Date”) and the related audited consolidated statements of operations, common stockholders’ equity and cash flows for the fiscal years then ended, including the notes thereto, together with the report thereon of Ernst & Young LLP (the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet of the HOB Entities as of May 28, 2006 and the related unaudited consolidated statements of operations, common stockholders’ equity and cash flows for the eleven months then ended, including the notes thereto (the “Interim Financial Statements,” and together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements (i) present fairly in all material respects the consolidated financial condition, operations and cash flow (and changes in financial position, if any) of the HOB Entities as of the dates thereof or for the periods covered thereby and (ii) have been prepared from the books and records of the HOB Entities and have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (provided that the Interim Financial Statements do not contain notes or other presentation items that may be required by GAAP).
          (b) The HOB Entities maintain in all material respects accurate books and records reflecting their assets and liabilities in accordance with GAAP and maintain in all material respects proper and adequate internal accounting controls that provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of their financial statements and to maintain accountability for their assets, (iii) access to their assets is permitted only in accordance with management’s authorization, (iv) accounts, notes and other receivables and inventory are recorded properly, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis, in each case in all material respects and (v) liabilities are properly recorded when incurred in all material respects.
          (c) To the Knowledge of the Companies, no HOB Entity or any representative of any HOB Entity has received any written complaint, allegation or claim alleging that any HOB Entity has engaged in questionable accounting or auditing practices.

     Section 5.8 No Undisclosed Liabilities. Except for Liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there are no Liabilities of the HOB Entities required by GAAP to be set forth or reserved for on the Financial Statements or the notes thereto other than Liabilities (i) set forth or reserved against on the Financial Statements, (ii) incurred since the Balance Sheet Date in the ordinary course of business or (iii) Liabilities contemplated or permitted by this Agreement.
     Section 5.9 Absence of Certain Changes or Events. Except as expressly contemplated by this Agreement, since the Balance Sheet Date, (i) the HOB Entities have conducted their respective businesses in all material respects only in the ordinary course and consistent with past practice, (ii) there has not been any event, change, occurrence or circumstance that has had or could reasonably be expected to have a Material Adverse Effect on the HOB Entities taken as a whole, it being understood that the following shall not constitute a Material Adverse Effect for purposes of this Section 5.9: (a) any change disclosed as of the date hereof in the Company’s Disclosure Schedules, (b) any change disclosed in reasonable detail in the Financial Statements, (c) any changes in month-to-month operating results consistent with historical seasonal adjustments of the HOB Entities and (iii) except as stated on Schedule 5.9, the HOB Entities have not taken any action of the type described in Section 8.1, that, had such action occurred following the date hereof, would be in violation of Section 8.1.
     Section 5.10 Contracts.
          (a) Schedule 5.10 sets forth a true and complete list of each contract to which the Company or any of its Subsidiaries is a party or by which it is bound of the following types (collectively, the “Material Contracts”):
               (i) contracts containing covenants limiting the freedom of the HOB Entities after the date hereof to (A) engage in any line of business in any geographic area, (B) compete with any Person, or (C) sell any food or beverage, (D) grant any sponsorship or naming rights, (E) engage any competitor of any vendor or agent, (F) solicit any potential employee, or (G) use of any of their respective owned Proprietary Rights, in each case, the violation of which would materially impair the operation of the business of the HOB Entities taken as a whole;
               (ii) partnership, limited liability company or joint venture agreements;
               (iii) management agreements or exclusive booking agreements that provide any HOB Entity the exclusive right to promote concerts at one or more venue(s);
               (iv) single event performance contracts which provide for guaranteed payments by the HOB Entities after the date hereof in excess of $500,000;

               (v) contracts (other than any single or multi-event performance contract) which requires payments by any HOB Entity after the date hereof in excess of $500,000 during any one-year period and which is not terminable on notice of thirty (30) days or less without penalty;
               (vi) mortgages, pledges, security agreements, deeds of trust or other instruments creating or purporting to create a Lien affecting any Leased Property, Owned Improvements or Owned Real Property;
               (vii) contracts (other than this Agreement) for the sale of any material assets of any HOB Entity after the date hereof other than contracts made in the ordinary course of business;
               (viii) contracts for any HOB Entity to provide to any Person services having a value in excess of $500,000 during any one-year period where such services have not yet been performed, or for any HOB Entity to receive services from any Person having a value in excess of $500,000 during any one-year period where such services have not yet been paid for;
               (ix) contracts under which any HOB Entity would be liable for an amount in excess of $500,000 during any one-year period;
               (x) Leases or contracts involving the lease of personal property involving annual expenditures, individually, in excess of $100,000;
               (xi) contracts relating to the incurrence of indebtedness or any sale and leaseback transactions or leasing transaction of the type required to be capitalized in accordance with GAAP;
               (xii) contracts providing for the guarantee of indebtedness of any other Person above $200,000;
               (xiii) collective bargaining agreement or similar contracts with any labor union or other employee organization;
               (xiv) Employment Contracts which provide for annual salary in excess of $75,000;

               (xv) contracts that provide for exclusivity arrangements with respect to any proposed transaction or contracts with any broker, finder, investment banker, financial advisor or other Person; and
               (xvi) contracts pursuant to which the HOB Entities use Proprietary Rights owned by any third party that are material to the conduct of the HOB Entities’ business.
          (b) Except as set forth on Schedule 5.10, each of the HOB Entities has performed in all material respects all of the obligations required to be performed by it under each Material Contract, and is not, and to the Knowledge of the Company no other party to a Material Contract is, in violation or default in any material respect of any Material Contract. Except as set forth on Schedule 5.10, each of the Material Contracts is in full force and effect, and is a legal, valid and binding obligation of the Company or the applicable Subsidiary and, to the Knowledge of the Company, of each other party thereto, enforceable against each such party in accordance with its terms, in each in all material respects. Except as set forth on Schedule 5.10, to the Company’s Knowledge, there exists no default or event of default or event, occurrence, condition or act, with respect to the applicable HOB Entity or, to the Knowledge of the Company, with respect to the other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would become a default or event of default under any Material Contract or permit the termination, modification, cancellation or acceleration of the obligations of the Company or any of its Subsidiaries, as the case may be, or any other party to a Material Contract. Except as set forth on Schedule 5.10, the execution and performance of this Agreement and the consummation of the transactions contemplated hereby will not require the consent of any third party or result in any change, payment or loss of rights under any Material Contract that would be material to the HOB Entities taken as a whole. True, correct and complete copies of all Material Contracts have been made available to Parent.
          (c) Except as set forth in Schedule 5.10, since the Balance Sheet Date, no third party to any Material Contract has canceled or otherwise terminated any Material Contract or has provided written notice to any HOB Entity of its intent to do so and (ii) to the Knowledge of the Company, no third party to any Material Contract is unable to continue to perform its obligations thereunder.
     Section 5.11 Compliance with Law. Each HOB Entity is in material compliance with all Laws applicable to it except to the extent as would reasonably be expected to have a Material Adverse Effect. Each HOB Entity has all governmental permits, licenses and authorizations necessary for the conduct of the business as presently conducted (the “Permits”) and is in material compliance with the terms of the Permits except to the extent as would reasonably be expected to have a Material Adverse Effect. No HOB Entity has received written notice that is under investigation with respect to, or, to the Knowledge of the Company, is otherwise now under investigation with respect to, a material violation of any applicable Law. To the Knowledge of the Company, no loss or expiration of any material Permit is pending or threatened (other than expiration upon the end of any term).

     Section 5.12 Litigation. Except for (i) non-material claims incidental to the business of the HOB Entities (including non-material Actions for negligence, workers’ compensation claims, so-called “slip and fall” claims and the like) and (ii) non-material inspections and reviews customarily made by any Governmental Authority of any such HOB Entity, Schedule 5.12 sets forth a complete list of all Actions pending or, to the Knowledge of the Company, threatened against any HOB Entity, an adverse outcome of which would be material to the HOB Entities taken as a whole, including the name of the claimant, the status of such Action, the date of the alleged act or omission and a summary thereof, the date the matter was referred to the Company’s insurance carrier (if referred) and the insurance policy applicable to such claim. None of the HOB Entities is a party to, subject to, or in default under any Governmental Order. As of the date of this Agreement, there are no Actions pending or, to the Company’s Knowledge, threatened against any HOB Entity which would prevent, enjoin, materially alter or delay the transaction contemplated by this Agreement.
     Section 5.13 Employees.
          (a) Schedule 5.13(a) identifies each “employee benefit plan,” as defined in Section 3(3) of ERISA (such plans being hereinafter referred to collectively as the “ERISA Plans”), each employment, consulting, severance or other similar contract, arrangement or policy and each stock option, stock purchase, stock appreciation right or other stock-based incentive, deferred compensation plan or arrangement, incentive compensation, severance, change-in-control, or termination pay, hospitalization or other medical, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement and each other employee benefit plan, program, agreement or arrangement, excluding any Employment Contracts, that is currently, or has been, maintained by, contributed to or required to be contributed to by any HOB Entity or any ERISA Affiliates thereof for the benefit of the Employees (collectively, the “Employee Benefit Plans”). None of the Company, any HOB Entity nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Employee Benefit Plan or modify or change any existing Employee Benefit Plan that would affect any current or former employee or director of the Company, any of its Subsidiaries or any ERISA Affiliate.
          (i) With respect to each of the Employee Benefit Plans (other than the Canadian Employee Benefit Plans), the Company has heretofore delivered or made available to Parent true and complete copies of each of the following documents, as applicable:
          (A) a copy of the Employee Benefit Plan documents (including all amendments thereto) for each written Employee Benefit Plan or a written description of any Employee Benefit Plan that is not otherwise in writing;
          (B) a copy of the annual report or Internal Revenue Service Form 5500 Series, if required under ERISA, with respect to each ERISA Plan for the last three Plan years ending prior to the date of this Agreement for which such a report was filed;

          (C) a copy of the actuarial report, if required under ERISA, with respect to each ERISA Plan for the last three Plan years ending prior to the date of this Agreement;
          (D) a copy of the most recent Summary Plan Description (“SPD”), together with all Summaries of Material Modification issued with respect to such SPD, if required under ERISA, with respect to each ERISA Plan, and all other material employee communications relating to each ERISA Plan;
          (E) if the Employee Benefit Plan is funded through a trust or any other funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof, if any;
          (F) all contracts relating to the Employee Benefit Plans with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate may have any liability, including insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements; and
          (G) the most recent determination letter received from the IRS with respect to each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code.
          (ii) At no time has the Company, any of its Subsidiaries or any ERISA Affiliate ever, maintained, established, sponsored, participated in or contributed to any Plan that is subject to Title IV of ERISA.
          (b) Except as set forth on Schedule 5.13(b), none of the HOB Entities nor any ERISA Affiliate has ever maintained, administered, contributed to or is currently required to contribute to any “multiemployer plan” as defined in sections 4001(a)(3) and 3(37) of ERISA that covers one or more Employees (each a “Multiemployer Plan”).
          (c) Except as set forth on Schedule 5.13(c), none of the HOB Entities, nor any ERISA Affiliate has, at any time, withdrawn from a Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” as defined in Sections 4203 and 4205 of ERISA, respectively, so as to result in a liability of the HOB Entities.
          (d) All contributions required to be made by any of the HOB Entities or any ERISA Affiliate to each Multiemployer Plan on behalf of one or more current or former Employees have been made when due in all material respects.
          (e) The Company has received no written notice that: (A) a Multiemployer Plan has been terminated or has been in reorganization under ERISA so as to result in any liability of the HOB Entities under Title IV of ERISA; or (B) any proceeding has been initiated by any Person (including the Pension Benefit Guaranty Corporation) to terminate any Multiemployer Plan.

          (f) None of the Company, any of its Subsidiaries, any ERISA Affiliate, any of the ERISA Plans, any trust created thereunder, nor, to the Company’s Knowledge, any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which the Company, any of its Subsidiaries or any ERISA Affiliate could be subject to any material liability for either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975(a) or (b), 4976 or 4980B of the Code.
          (g) Each of the Employee Benefit Plans has been operated and administered in all material respects in accordance with applicable Laws, including but not limited to ERISA and the Code.
          (h) Schedule 5.13(h) sets forth all Employment Contracts with severance provisions requiring potential payments greater than or equal to six (6) months of base salary. Except as set forth on Schedule 5.13(h), no amounts payable under any of the Employee Benefit Plans or any other contract, agreement or arrangement with respect to which the Company or any of its Subsidiaries may have any liability are reasonably expected not to be deductible for Federal income tax purposes by virtue of Section 280G of the Code.
          (i) No Employee Benefit Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of the Company, its Subsidiaries or any ERISA Affiliate after retirement or other termination of service (other than (i) coverage mandated by applicable Laws, (ii) death benefits or retirement benefits under any “employee pension plan,” as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of the Company, any of its Subsidiaries or an ERISA Affiliate, or (iv) benefits, the full direct cost of which is borne by the current or former employee (or beneficiary thereof)).
          (j) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event, (i) entitle any current or former employee, officer or director of the Company, any of its Subsidiaries or any ERISA Affiliate to severance pay, unemployment compensation or any other similar termination payment, or (ii) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such employee, officer or director.
          (k) There are no pending or, to the Company’s knowledge, threatened or anticipated claims by or on behalf of any Employee Benefit Plan, by any employee or beneficiary under any such Employee Benefit Plan or otherwise involving any such Employee Benefit Plan (other than routine claims for benefits).
          (l) Neither the Company, any of its Subsidiaries or any ERISA Affiliate has materially violated any of the health care continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or the Health Insurance Portability Accountability Act of 1996, as amended, or any similar provision of state law applicable to their employees.

          (m) To the Company’s Knowledge (i) each Employee Benefit Plan covering Canadian Employees (collectively, the “Canadian Employee Benefit Plans”) are duly registered where required, and are in good standing under all Laws including all Tax Laws where the same is required for preferential treatment; (ii) no fact or circumstance exists that would reasonably be expected to have a Material Adverse Effect on the preferential tax treatment ordinarily accorded to any such Canadian Employee Benefit Plan; (iii) all employer and employee contributions and premiums required to be paid under the terms of each Canadian Employee Benefit Plan or by Law to the date hereof have been paid or accrued; and (iv) each Canadian Employee Benefit Plan that is a funded plan is funded in material compliance with the terms of such Employee Benefit Plan and all Laws, and no material past service funding liabilities exist thereunder.
     Section 5.14 Properties.
          (a) Leased Real Property.
          (i) Schedule 5.14(a) contains a list of all real estate (other than immaterial office premises) which is subject to a real property lease (each, a “Lease”) to which any of the HOB Entities is a party (each such property a “Leased Property” and collectively, the “Leased Properties”) as of the date of this Agreement. Schedule 5.14(a) also contains a list of all material leasehold improvements that are owned by any of the HOB Entities and that are located at any Leased Property (the “Owned Improvements”).
          (ii) Schedule 5.14(a) also sets forth a list of all of the Leases, including all amendments thereto, and except as set forth thereon, (i) each Lease is a valid and subsisting agreement and is in full force and effect in accordance with the terms thereof and (ii) the HOB Entities enjoy peaceful and quiet possession of the Leased Properties. The rental set forth in each Lease is the actual rental being paid, and there are no separate agreements or understandings with respect to the same.
          (iii) True, correct and complete copies of the Leases have been made available to Parent and Merger Sub prior to the date hereof and such Leases have not been amended or modified since that date.
          (iv) To the Company’s Knowledge, the current use of the Leased Properties by the HOB Entities does not violate the certificate of occupancy thereof or any local zoning or similar land use or government regulations in any way that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All Owned Improvements necessary for the continued operation of the business conducted at the applicable Leased Property in the manner presently operated and the present use and conditions thereof do not violate any applicable deed restrictions or other applicable covenants, restrictions, agreements, existing site plan approvals, zoning or subdivision regulations or urban redevelopment plans (as modified by any duly issued variances) in any way that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has not received any written notice of any condemnation proceedings or eminent domain proceedings pending or threatened against the Leased Properties as of the date hereof. None of the Leased Properties are leased or subleased to any third party, and no third party has any option, right of possession or interest of any kind in or to the Leased Properties (except for the lessor of any Leased Property as set forth in the applicable Lease, or third parties having interests in the fee of such Leased Property).
          (v) Except as set forth on Schedule 5.14(a), there are no material disputes with respect to any Lease; and except as disclosed on Schedule 5.14(a), neither the Company nor, to the Knowledge of the Company, any other party to each Lease is in breach or default under such Lease, and no event has occurred or failed to occur and no circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease.
          (vi) Except as set forth on Schedule 5.14(a), there is no contract or agreement to which the Company or any of its Subsidiaries is a party, affecting any of the Leased Property, which includes any restrictive covenants other than Permitted Liens, or which requires that consent be obtained from any landlord or other party prior to entering into this Agreement (except for consents arising by virtue of the nature of the business or ownership of Parent or its Affiliates).
          (vii) Except as set forth on Schedule 5.14(a), neither the Company nor any of its Subsidiaries is a party to or obligated under any option, right of first refusal or other contractual right to sell, dispose of or lease any Lease or any portion thereof or interest therein to any Person (other than pursuant to this Agreement or by virtue of the nature of the business or ownership of Parent or its Affiliates).
          (viii) The Company does not owe, and will not as of the Closing Date owe, any brokerage commissions or finder’s fees with respect to any Lease which have not been accrued or reserved for in the Company’s financial statements.
          (b) Owned Real Property.
          (i) Schedule 5.14(b) sets forth a true, correct and complete list of the addresses and locations of all real property owned by either the Company or any of its Subsidiaries (“Owned Real Property”). The Company or a Subsidiary of the Company has good, valid and marketable fee simple title to the Owned Real Property, free and clear of any Lien, except Permitted Liens.

          (ii) To the extent within the Company’s possession or control, true and complete copies of (i) all deeds, title insurance policies and surveys relating to the Owned Real Property and (ii) all documents evidencing all Liens upon the Owned Real Property have been made available to Parent. There are no proceedings, claims, disputes or conditions affecting any Owned Real Property that, to the Company’s Knowledge, are reasonably expected to materially curtail or interfere with the use of such property. Neither the whole nor any portion of the Owned Real Property is subject to any governmental decree or order to be sold and the Company has received no notice that any Owned Real Property is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the Knowledge of the Company, has any such condemnation, expropriation or taking been proposed.
          (iii) There are no outstanding options to purchase any of the Owned Real Property.
     Section 5.15 Title to Assets; Accounts Receivable.
          (a) Each HOB Entity has, and immediately following the Closing will continue to have, good and marketable title to all of the Assets and Properties necessary for the conduct of their respective businesses as currently conducted or valid leasehold interests in all leased Assets and Properties, in each case free and clear of all Liens of any kind or character, except for Liens arising by operation of law for Taxes not yet due and payable and such minor imperfections of title and encumbrances which would not detract in any material respect from the value of, or interfere in any material respect with the use of, the property subject thereto or affected thereby. The Assets and Properties of the business of the HOB Entities are sufficient for the continued conduct of the business after the Closing in substantially the same manner as conducted prior to the Closing and are in reasonable operating condition and repair, reasonable wear and tear excepted. All the equipment of the Company and its subsidiaries is in good condition, except for normal wear and tear.
          (b) All accounts receivable shown in the Company Financial Statements were generated from bona fide transactions in the ordinary course of business. The unaudited consolidated balance sheet of the HOB Entities as of May 28, 2006 included in the Interim Financial Statements contains, as of its date, customary reserves consistent with past practice for bad debts in respect of accounts receivable of the HOB Entities.
     Section 5.16 Proprietary Rights. Schedule 5.16 contains a list of all registrations or applications for registration for Proprietary Rights owned or which will be owned as of the Closing by the HOB Entities, in each case including the registration or application number, the jurisdiction and the owner thereof. Except as set forth in Schedule 5.16 none of the HOB Entities has granted to any Person the right to use any of the HOB Entities’ Proprietary Rights. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no claims have been asserted or, to the Company’s Knowledge have been threatened, by any third party based on the use by, or challenging the ownership of, the HOB Entities of, any Proprietary Right that the HOB Entities owns, licenses or uses. To the

Company’s Knowledge, the business of the HOB Entities as currently conducted does not infringe or otherwise violate the proprietary rights of any third parties. To the Company’s Knowledge, there are no material infringing or diluting uses of the HOB Entities’ Proprietary Rights by third parties. The Proprietary Right owned by the HOB Entities and licensed to the HOB Entities together constitute all proprietary rights necessary to conduct the business of the HOB Entities as currently conducted.
     Section 5.17 Environmental Laws. Except as set forth on Schedule 5.17 and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the HOB Entities: (a) are, and have been at all times in compliance with all applicable Environmental Laws and (b) possess and are, and have been in compliance with any permit, approvals and authorizations required under applicable Environmental Laws in order to operate any real property set forth on Schedule 5.14. None of the HOB Entities is a party to any judicial, administrative, or arbitral proceeding or to any judgment, decree, settlement, agreement, claim or order which proceeding, judgment, decree, settlement, agreement, claim or order relates to compliance with any Environmental Law or to responsibility for investigation, cleanup, exposure to, or Release of any Hazardous Materials at any location, and, to the Company’s Knowledge, no such proceeding, judgment, decree, claim, or order is threatened. The Leased Property and Owned Real Property is free and clear of all Liens under any applicable Environmental Law. To the Company’s Knowledge, there are no Hazardous Materials Released at, or emanating from, any of the Leased Property or Owned Real Property, except for Releases as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no cleanup of Hazardous Materials being conducted or planned by the Company at any currently, or to the Company’s Knowledge at any formerly owned, leased or operated property. Except as set forth on Schedule 5.17, to the Company’s Knowledge, the Leased Property and Owned Real Property does not contain any (a) underground storage tanks; (b) asbestos; (c) equipment using PCBs; (d) underground injection wells; or (e) septic tanks in which process wastewater or any Hazardous Materials have been disposed. Copies of all reports, audits and reviews in the possession or control of the Company relating to compliance with Environmental Laws or Hazardous Materials have been made available to Parent. Notwithstanding the generality of any other representations and warranties in this Agreement, this Section 5.17 shall be deemed to contain the only representations and warranties in this Agreement with respect to Environmental Laws, Hazardous Materials and the environment.
     Section 5.18 Contracts with Certain Persons. Schedule 5.18 sets forth each contract in effect as of the date hereof between any HOB Entity, on the one hand, and an Affiliate thereof (excluding any other HOB Entity), on the other hand, which provides for aggregate payments after the date hereof by or to the HOB Entity of more than $50,000 during any one year period. To the Knowledge of the Company, except as set forth on Schedule 5.18, none of the Company or its Subsidiaries, or any of their respective shareholders, officers, directors or employees, nor any other Affiliate or consultant of the Company and its Subsidiaries, or any immediate family member of any of the foregoing, owns any material interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a supplier, customer, landlord, tenant, creditor or debtor of any HOB Entity. Immediately following the Closing, there will be no contracts between any HOB Entity, on the one hand, and any of the current directors, officers, employees, stockholder or Affiliates of the Company (excluding any other HOB Entity), on the other hand, except for Employment Contracts, agreements entered into in connection with the Merger and the transactions contemplated herein, obligations of the Company under its Organizational Documents or with respect to Employee Benefit Plans and except as set forth on Schedule 5.18, in each case that is material to the HOB Entities taken as a whole.
     Section 5.19 Taxes.
          (a) All material Tax Returns required to be filed by, or with respect to the HOB Entities have been timely filed (except those under valid extension) with the proper Taxing Authorities or other Governmental Authorities, and all such Tax Returns are materially true, correct and complete. All Taxes shown as due on such Tax Returns or that were otherwise due to any Taxing Authority or other Governmental Authority have been paid to the appropriate Taxing Authorities or other Governmental Authorities.
          (b) Except as set forth on Schedule 5.19, (i) no deficiencies for Taxes with respect to Tax Returns required to be filed by or with respect to any HOB Entity have been claimed, proposed or assessed in writing by any Taxing Authority or other Governmental Authority; (ii) there are no pending or, to the best of the Company’s Knowledge, threatened audits, investigations or claims for or relating to any material liability in respect of Taxes with respect to Tax Returns required to be filed by or with respect to any HOB Entity, and there are no matters under discussion with any Taxing Authority or other Governmental Authority with respect to Tax Returns required to be filed by or with respect to any HOB Entity; and (iii) the HOB Entities have materially complied with all requirements of Law in relation to the withholding and payment of Taxes, all material Taxes that the HOB Entities have been required to collect or withhold have been duly collected or withheld and have been or will be duly paid to the proper Taxing Authority or other Governmental Authority, as required by Tax Law.
          (c) The HOB Entities (i) have not made any elections, and are not required, to treat any of their assets as owned by another person or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code or under any comparable state or local income Tax or other Tax provision; and (ii) are not a party to or bound by or have any obligation under any tax sharing, tax indemnity or tax allocation agreement or other similar arrangement with any other person or entity (a “Tax Sharing Agreement”).
          (d) The HOB Entities have never been members of any affiliated group within the meaning of Section 1504 of the Code or any comparable or analogous group under state, local or foreign Law, with the exception of the common group for which the Company is the common parent, nor have the HOB Entities, or any predecessor or affiliate of any of them, become liable (whether by contract, as transferee or successor, by law or otherwise), for the Taxes of any other person or entity under Treasury Regulation Section 1.1502-6 or any similar provision of Law.
          (e) No claim has been made by any Taxing Authority or other Governmental Authority in a jurisdiction where Tax Returns with respect to the HOB Entities are not filed that any HOB Entity is or may be subject to taxation by such jurisdiction, except where HOB has since filed such Tax Returns.
          (f) There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Returns required to be filed by or with respect to any HOB Entity, nor is any request for any such agreement or waiver pending.
          (g) No power of attorney has been granted or entered into by the Company or its Subsidiaries with respect to any Taxes of the Company or any of its Subsidiaries.
          (h) No Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, other than Liens arising by operation of Law with respect to Taxes not yet due or payable.
          (i) None of the HOB Entities is a party to any tax ruling, closing agreement, advance pricing agreement or other agreement relating to Taxes with any Tax Authority.
          (j) None of the HOB Entities has engaged in any transaction that gives rise to any (A) (x) registration obligation under section 6111 of the Code and the Treasury Regulations thereunder; (y) list maintenance obligation under section 6112 of the Code and the Treasury Regulations thereunder; or (z) disclosure obligation as a “reportable transaction” under section 6011 of the Code and the Treasury Regulations thereunder or (B) similar obligation pursuant to any state, local or foreign Law.
          (k) None of the HOB Entities has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign Law by reason of a change in accounting method (nor, to the Knowledge of the Company, has the Internal Revenue Service proposed any such adjustment), or has any application pending with any Tax Authority requesting permission for any changes in accounting methods that relate to the business or operations of the HOB Entities.
          (l) None of the HOB Entities has been a United States real property holding corporation, as defined in Section 897(c)(2) of the Code, during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
     Section 5.20 Brokers. Except for UBS Investment Bank, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company is solely responsible for the fees and expenses of UBS Investment Bank.
     Section 5.21 Employee and Labor Matters.
          (a) The Company has made available to Parent a true and complete list of each of the senior executives of the HOB Entities and sets forth all remuneration received or to be received from, or paid or to be paid by, the Company, or on behalf of, each such executive in the current fiscal year.
          (b) The HOB Entities are each in compliance in all material respects with all applicable Laws respecting employment, except where such failure to comply would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The HOB Entities have withheld in all material respects all amounts required by Law or by agreement to be withheld from the wages, salaries, and other payments to Company Employees, contractors or consultants; and no HOB Entity is liable in any material respect for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing. To the Knowledge of the Company, no HOB Entity is liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Employees (other than routine payments to be made in the normal course of business and consistent with past practice). Except as set forth on Schedule 5.21, there are no material pending claims against any HOB Entity under any workers compensation plan or policy or for long-term disability. Except as set forth on Schedule 5.21, there are no actions, suits, claims, administrative charges, labor disputes, unfair labor practice charges or grievances pending or, to the Knowledge of the Company, threatened in writing, between any HOB Entity and any of their respective Company Employees (including former employees and applicants) which would be reasonably likely to result in a Material Adverse Event. No work stoppage or labor strike against any HOB Entity is pending, or to the Knowledge of the Company, threatened or reasonably anticipated. To the Knowledge of the Company, no activities or proceedings of any labor union are underway, planned or threatened to organize any of the Company Employees. Except as set forth on Schedule 5.21, neither the Company nor any of its Subsidiaries is presently, or, to the Knowledge of the Company, has been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Company Employees and no collective bargaining agreement is being currently negotiated with respect to Company Employees.
          (c) To the Knowledge of the Company, no current Company Employee is a party to or is bound by any confidentiality agreement, non-competition agreement or other contract (with any Person other than any HOB Entity) outside the ordinary course of business that would reasonably be expected to adversely effect the performance by such employee of any of his duties or responsibilities as an employee of any HOB Entity or the business or operations of any such HOB Entity.
     Section 5.22 Recoupment and Repayment Commitments. Except as set forth on Schedule 5.22, there are no agreements entered into by any HOB Entity under which such HOB Entity has received advances greater than $250,000 from, or are indebted for money greater than $250,000 borrowed to vendors, suppliers or similarly situated third parties, and that permit such parties to reduce or offset amounts due to such HOB Entity in the nature of recoupment of such advances and/or repayment of such indebtedness to vendors, suppliers or other third parties.
     Section 5.23 Insurance. Schedule 5.23 sets forth a list of all insurance policies and bonds relating to the assets, properties, business, operations, employees, officers or directors of

HOB Entities. The business operations and all insurable assets and properties of the HOB Entities are insured for their benefit under insurance policies and fidelity bonds (including financial institutions bond, property and casualty insurance, professional liability insurance and workers’ compensation insurance), of the type and in amounts customarily carried by Persons conducting businesses similar to the Company’s business, in each case with such insurance policies and fidelity bonds issued by reputable insurance companies. Except as set forth on Schedule 5.23, the HOB Entities have not received any notice of cancellation (that has not been revoked) or notice of a material amendment of any such insurance policy or bond which would adversely effect the HOB Entities taken as a whole and are not in material default under any such policy or bond, and no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion. Except as set forth on Schedule 5.23, there is no claim by any HOB Entity pending under any of such policies or bonds as to which coverage has been denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been timely paid and the HOB Entities have otherwise complied with the terms and conditions of all such policies and bonds, in each case, in all material respects.
     Section 5.24 Vote Required. The Company Stockholder Approvals are the only votes or consents of the holders of any class or series of Company Capital Stock or any other holders of any securities of the Company necessary to adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement under the DGCL, the Company’s Organizational Documents, any stockholders’ rights agreements or otherwise.
     Section 5.25 Board Approval. The Board of Directors of the Company, at a meeting duly called and held or by written consent, has unanimously (i) approved this Agreement and the transactions contemplated hereby, subject to the Company Stockholder Approvals (ii) declared its advisability, and (iii) recommended that the stockholders of the Company adopt this Agreement and approve the Merger, the Delaware Certificate of Merger and the other transactions contemplated by this Agreement. The Company has furnished to Parent a copy of the resolutions of the Board of Directors certified by the Secretary of the Company in his capacity as such taking the actions described in the preceding sentence.
     Section 5.26 Minute Books. The Company has heretofore made available to Parent true, complete and correct copies of the minute books of the Company for the three years prior to the date hereof.
     Section 5.27 Accounts. Schedule 5.27 sets forth the names of all financial and other similar institutions at which any HOB Entity (other than House of Blues Concerts Canada (Molson JV) maintains accounts, deposits or safe deposit boxes of any nature, and the account numbers.

ARTICLE 6.
REPRESENTATIONS AND WARRANTIES OF
THE NAMED STOCKHOLDERS
     The Named Stockholders each hereby represent and warrant to the Parent and Merger Sub as follows:
     Section 6.1 Organization. Such Named Stockholder is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the laws of jurisdiction or organization.
     Section 6.2 Authority; Enforceability. Such Named Stockholder has all requisite corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution and delivery by such Named Stockholder of this Agreement and the performance by such Named Stockholder of its obligations hereunder have been duly authorized by all necessary corporate action on the part of such Named Stockholder and no other corporate proceedings on the part of such Named Stockholder are necessary to authorize the execution and delivery by such Named Stockholder of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Named Stockholder and, assuming due authorization, execution and delivery by the other Parties hereto, constitutes a legal, valid and binding agreement of such Named Stockholder, enforceable against such Named Stockholder in accordance with its respective terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law) and the discretion of courts in granting equitable remedies.
     Section 6.3 Non-Contravention. The execution, delivery and performance by such Named Stockholder of this Agreement does not and will not (i) violate, conflict with or result in the breach of any provision of the Organizational Documents of such Named Stockholder, (ii) conflict with or violate any Law or Governmental order applicable to such Named Stockholder or any of its assets or properties, or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment or acceleration of, or result in the creation of any Lien on any of the assets or properties of such Named Stockholder pursuant to any note, bond, mortgage or indenture, contract, agreement, lease, license, permit or franchise to which such Named Stockholder is a party or by which any of such assets or properties is bound or affected, except for such conflicts, breaches, defaults, consents, rights and Liens, as would not, individually or in the aggregate, reasonably be expected to prohibit the performance by such Named Stockholder of its obligations under this Agreement.
     Section 6.4 Capital Structure of the Company.

          (a) Such Named Stockholder is, and will be on the Closing Date, the sole record and beneficial owner of all of the shares of Company Capital Stock set forth next to such Named Stockholder’s name on Schedule 6.4(a) hereto. Such Named Stockholder holds its shares of Company Capital Stock free and clear of all Liens. Such Named Stockholder’s issued and outstanding shares of Company Capital Stock have been validly issued, are fully paid and nonassessable.
          (b) Except as set forth on Schedule 6.4(a), there are no outstanding securities, options, warrants, calls, Rights or any other agreements between or among such Named Stockholder, on one hand, and the Company, any of the Company Stockholders, option holders or any third party, on the other hand, relating to the sale, issuance or voting of any shares of Company Capital Stock, or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any shares of Company Capital Stock. Except as set forth on Schedule 6.4, as of the Closing Date, such Named Stockholders is not party to any governance agreements, stockholders’ rights agreements, voting trusts, or other agreements with respect to the voting interests of the Company.
ARTICLE 7.
REPRESENTATIONS AND WARRANTIES OF
PARENT AND THE MERGER SUB
     Each representation and warranty contained in this ARTICLE 7 is qualified by disclosures made in the section of the Disclosure Schedules of Parent and the Merger Sub that corresponds to the section in this Agreement. Except with respect to matters set forth in such Disclosure Schedules, Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:
     Section 7.1 Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as it is now being conducted.
     Section 7.2 Authority; Enforceability. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution and delivery by each of Parent and Merger Sub of this Agreement and the performance by each of Parent and Merger Sub of its obligations hereunder have been duly authorized by all necessary action on the part of each of Parent and Merger Sub and no other proceedings on the part of either of Parent or Merger Sub are necessary to authorize the execution and delivery by the each of Parent or Merger Sub of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery by the other Parties hereto, constitutes a legal, valid and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its respective terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law) and the discretion of courts in granting equitable remedies.
     Section 7.3 Non-Contravention; Governmental Consents.
          (a) The execution, delivery and performance by each of Parent or Merger Sub of this Agreement does not and will not violate, conflict with or result in the breach of any provision of the Organizational Documents of Parent or Merger Sub.
          (b) The execution, delivery and performance by each of Parent or Merger Sub of this Agreement does not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority as a condition to the consummation of the transactions contemplated herein or therein, except for (i) the Delaware Certificate of Merger, as provided in Section 2.1 and (ii) filings under the HSR Act.
     Section 7.4 Merger Sub’s Operation and Capitalization. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated hereby. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, $0.001 par value, all of which shares have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any liens.
     Section 7.5 Parent or Merger Sub Information. The information relating to Parent and its subsidiaries to be provided by Parent to be contained in the notices to be sent to the holders of the Company’s Capital Stock under the DGCL in connection with the transactions contemplated hereunder at the date it or any amendment or supplement is mailed to holders of the Company Capital Stock, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.
     Section 7.6 Litigation. There are no claims, suits, actions or proceedings pending or, to the Knowledge of Parent, threatened in writing, against Parent or Merger Sub or any of their respective subsidiaries or Affiliates that (i) would be reasonably expected to materially delay or prevent the consummation of the Merger or the other transactions contemplated hereby or (ii) would reasonably be expected to materially affect adversely the ability of Parent or Merger Sub to fulfill its obligations hereunder.

     Section 7.7 Stock Ownership. As of the date hereof, neither Parent nor Merger Sub nor any of their respective subsidiaries beneficially own any shares of Company Capital Stock.
     Section 7.8 Independent Investigation. Parent and its representatives have undertaken an independent investigation and verification of the business, operations and financial condition of the HOB Entities.
     Section 7.9 Financing. Parent and Merger Sub collectively currently have, and will have at the Effective Time, sufficient funds, including funds available under existing credit facilities, in immediately available U.S. dollars to satisfy all of their obligations under this Agreement, including, the payment and funding of the Closing Date Disbursements and other amounts payable by Parent hereunder and the deposit of the Escrow Amount, the Preferred Stock Merger Consideration, the Common Stock Per Share Amount, the Cash Value Option Closing Amount, the Cash Value Warrant Closing Amount and to pay all fees and expenses related to the transactions contemplated by this Agreement payable by them.
     Section 7.10 Brokers, Finders and Investment Bankers. Except for Goldman Sachs, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent. Parent is solely responsible for the fees and expenses of Goldman Sachs.
ARTICLE 8.
CERTAIN COVENANTS AND AGREEMENTS
     Section 8.1 Conduct of Business Prior to the Closing Except as contemplated by this Agreement and except as set forth on Schedule 8.1, pending the Closing, the Company shall exercise commercially reasonable efforts to, and to cause it Subsidiaries to, conduct its and their respective businesses in the ordinary course and consistent with past practice, preserve substantially intact its and their respective business organization, and preserve its and their respective business relationships. Without limiting the generality of the foregoing and except (i) in the ordinary course of business, (ii) as contemplated by this Agreement, (iii) in connection with the refinancing, replacement, amendment, restatement or other modification of the Credit Agreement or Subordinated Term Loan Agreement, (iv) in connection with the HOB Entities’ forecasted capital expenditure plans and other capital expenditure initiatives consistent with the HOB Entities’ business and practices or (v) as set forth in Schedule 8.1, subject to the requirements of Law or contract, the Company shall not, nor shall it permit any of its Subsidiaries to, do any of the following without the prior written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed:
          (a) merge or consolidate with, or acquire an interest in, any Person or otherwise acquire any assets having a value in excess of $500,000;

          (b) sell or otherwise dispose of any properties or assets having a value in excess of $250,000;
          (c) adopt a plan of complete or partial liquidation or dissolution;
          (d) permit any of its assets to become subjected to any Lien, other than those Liens which existed prior to the date of this Agreement or which would be removed at or prior to Closing and except as required by Law;
          (e) issue, sell or redeem any capital stock or other equity interests, notes, bonds or other securities, or any option, warrant or other right to acquire the same;
          (f) split, combine or reclassify any shares of its capital stock or declare, set aside or pay any dividends or make any other distributions (whether in cash, stock or other property) in respect of such shares;
          (g) increase the compensation or severance benefits payable by it to its Employees, except for retention plans, stay-bonuses and other severance benefits determined and awarded by the Company in its sole and absolute discretion in accordance with the amounts set forth on Schedule 8.1(g);
          (h) enter into any new Employment Contract which provides for annual salary after the date hereof in excess of $350,000;
          (i) make any change in any material accounting policies customarily followed by it (other than changes required by GAAP);
          (j) amend its Organizational Documents;
          (k) make or change any material election relating to Taxes, enter into any closing agreement, settle any material Tax claim or assessment relating to any HOB Entity, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to any HOB Entity, or take any other similar action relating to the determination or payment of any Tax;
          (l) except as permitted under in accordance with clause (g) above, adopt or amend any employee benefit plan, except as required under ERISA or as necessary to maintain the qualified status of such plan under the Code, or authorize cash payments in exchange for any options or other rights granted under any Company Option Plan;
          (m) pay, discharge or satisfy all or any portion of the Borrowed Indebtedness Payoff Amount; it being understood that the Company may from time to time make borrowings and repayments under its revolving credit facilities under the Credit Agreement;
          (n) enter into any material settlement or release with respect to any Action affecting the HOB Entities or any settlement or release which requires any HOB Entity to make an admission of wrongdoing or abstain from engaging in any activity material to the business of the HOB Entities, or commence any litigation or other legal proceeding;

          (o) make or incur any capital expenditure except in accordance with Schedule 8.1(o), it being agreed that the Company shall endeavor to notify Parent when it commits to any material new development spending; or
          (p) commit, authorize or agree to do any of the foregoing.
     For purposes of this Agreement, the term “commercially reasonable efforts” means the reasonable efforts that a reasonably prudent party to this Agreement would, at the time of executing this Agreement, contemplate using in similar circumstances in an effort to achieve a desired result set forth in this Agreement in a reasonably expeditious manner, including the lawful exercise of voting or other rights attached to shares held by that party or the lawful exercise of rights granted to such party under any contract, provided that “commercially reasonable efforts” shall not require the violation of, or failure to discharge, any duty owed to a third party or the provision of any consideration to any third party except for the costs of making filings in the ordinary course of business, the reasonable fees and expenses of counsel and other advisors and representatives, nominal consent fees provided for in the existing provisions of any contract and the customary fees and charges of Governmental Authorities.
     Section 8.2 No Solicitation.
          (a) The Company shall, and shall cause its Subsidiaries and the their respective representatives to, immediately cease and cause to be ceased any discussions or negotiations with any Person conducted heretofore with respect to a Takeover Proposal (as hereinafter defined), and use commercially reasonable efforts to obtain the return from all such Persons or cause the destruction of all copies of confidential information previously provided to such parties by the Company, its Subsidiaries, or their respective representatives. The Company shall not, and shall cause the Company’s Subsidiaries and their respective representatives not to, directly or indirectly (i) solicit, initiate, cause, facilitate or encourage (including by way of furnishing information) any inquiries or proposals that constitute, or may reasonably be expected to lead to, any Takeover Proposal, (ii) provide any information to, participate in or initiate any discussions or negotiations with any third party regarding any Takeover Proposal, (iii) enter into any contract (including any agreement in principle, letter of intent, or understanding) with respect to or contemplating any Takeover Proposal, (iv) enter into any agreement, arrangement or understanding requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement other than as contemplated by this Agreement, or (v) make or authorize any statement, recommendation or solicitation in support of any Takeover Proposal.
          (b) For purposes of this Agreement, “Takeover Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent or its Affiliates, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and its Subsidiaries (including securities of Subsidiaries) equal to ten percent (10%) or more of the Company’s consolidated assets or to which ten percent (10%) or more of the Company’s revenues or earnings on a consolidated basis are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of ten percent (10%) or more of any class of equity securities of the Company or any of its Subsidiaries, or (C) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries that if consummated would result in a Person beneficially owning more than ten percent (10%) of any class of equity securities of the Company or any of its Subsidiaries; in each case, other than the transactions contemplated hereby.
          (c) Promptly after receipt of any Takeover Proposal, the Company or the Company Stockholder Representative shall inform the party making such Takeover Proposal of the Company’s obligations under this Agreement.
     Section 8.3 Approval of Company Stockholders. Immediately after the execution of this Agreement, the Company Stockholder Representative will deliver to the Company and to Parent, the Company Stockholder Approvals and such Company Stockholder Approvals shall not be amended, withdrawn, modified, superseded or otherwise changed in any manner prior to the earlier of Closing or the termination of this Agreement pursuant to Section 11.1 of this Agreement.
     Section 8.4 DGCL Notices.
          (a) In accordance with the time periods set forth therein, promptly following the execution of this Agreement, the Company shall prepare and distribute a notice to all holders of Company Capital Stock in the form and substance as required by Section 262(d)(2) of the DGCL which shall include without limitation, (i) notification of approval of the Merger, (ii) the availability of appraisal rights, (iii) a copy of Section 262(d)(2) of the DGCL and (iv) such disclosure concerning the transactions contemplated by this Agreement and the material terms thereof as the Company deems necessary. The Company shall provide Parent with a copy of such notice for its reasonable review and comment no later than two (2) days prior to such distribution. In the event that the Effective Time is equal to or less than twenty (20) days after the mailing of the notice referenced in the first sentence of this Section 8.4(a), the Surviving Corporation shall send a notice to all holders of Company Capital Stock notifying such holders of the effective date of the Merger in accordance with DGCL Section 262. In the event that the Effective Time is more than twenty (20) days after the mailing of the notice referenced in the first sentence of this Section 8.4(a), the Surviving Corporation shall send a notice to each holder of Company Capital Stock who is entitled to appraisal rights under DGCL Section 262 notifying such holders of the effective date of the Merger in accordance with DGCL Section 262.
          (b) The Company shall, promptly following the receipt of Company Stockholder Approvals, prepare and distribute a notice in form and substance as required by Section 228 of the DGCL to all holders of Company Capital Stock who have not consented thereto in writing. The Company shall provide Parent with a copy of such notice for its reasonable review and comment no later than two (2) days prior to such distribution.
     Section 8.5 Access to Information; Confidentiality. From the date hereof until the Closing, and except as limited by Law in the reasonable good faith judgment of the Company in light of competitive and other concerns, the Company shall, and shall cause its Subsidiaries to, take reasonable efforts to afford the authorized agents and representatives of Parent, at Parent’s sole risk and expense, with reasonable access, during normal business hours and upon reasonable advance notice, to the offices, properties, facilities, books and records (to the extent that such books and records are located at the offices in Los Angeles, California) of the HOB Entities, as Parent reasonably deems necessary or advisable, and to those employees of the HOB Entities to whom Parent reasonably requests access, and furnish to the employees, authorized agents and representatives of Parent, such financial and operating data and all other information concerning the business, employees, property and personnel of the Company as such Persons may reasonably request, it being agreed that the foregoing shall not require any HOB Entity to permit any inspection, or to disclose any information, that in the Company’s judgment is reasonably likely to result in (i) waiver of any attorney-client privilege, (ii) disclosure of any trade secrets of third parties, (iii) violation of any obligations of any HOB Entity with respect to confidentiality or (iv) disclosure of any competitive information, and that the Company shall not be required, nor shall it be required to cause any of its Subsidiaries to, take any action beyond reasonable efforts or that would unreasonably disrupt their respective normal operations. Notwithstanding anything to the contrary, all requests for information made pursuant to this Section 8.5 shall be directed to the Company’s Senior Vice President, Finance and Accounting, Peter Cyffka, or to the Company’s Associate General Counsel, Michael Etzioni, or such other officer, consultant or advisor of the Company as may be designated by it to receive such requests. All information obtained by Parent and its employees, agents and representatives pursuant to this Section 8.5 shall be kept confidential and treated in accordance with the Confidentiality Agreement, the terms of which are incorporated herein by reference. At the Effective Time, the Confidentiality Agreement shall terminate.
     Section 8.6 Regulatory and Other Authorizations; Notices and Consents
          (a) Subject to clause (c) of this Section 8.6, each of the Parties shall use all reasonable best efforts to obtain all permits, authorizations, consents, orders and approvals of all Government Authorities that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and will cooperate fully with the other Party in promptly seeking to obtain all such permits, authorizations, consents, orders and approvals. Each Party agrees to make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as soon as practicable after the date hereof and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant thereto.
          (b) All filings, applications, notices, analyses, appearances, presentations, memoranda, submissions, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party before any Governmental Authority in connection with the approval of the contemplated transactions (except with respect to Taxes) shall, subject to subsection (c) below, require the joint approval of Parent and the Company and be under the joint control of Parent and the Company, acting with the advice of their respective counsel, it being the intent that the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such filing, application, notice, analysis, appearance, presentation, memorandum, submission, brief, argument, opinion and proposal; provided that in the event of a disagreement concerning any such filing, application, notice, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal, the determinations of the Company, or, to the extent relating to any merger control, antitrust, competition, foreign ownership or investment or similar Law, the determinations of Parent, shall be conclusive; and provided further that nothing will prevent a Party from responding to or complying with a subpoena or other legal process required by Law or submitting factual information in response to a request therefore. In addition, except as prohibited by Law, each Party shall (i) promptly notify the other Party of any communication to that Party from any Governmental Authority relating to the approval or disapproval of the transactions contemplated hereby; and (ii) not participate in any meetings or substantive discussions with any Governmental Authority with respect thereto without consulting with and offering the other Party a meaningful opportunity to participate in such meetings or discussions. Notwithstanding the foregoing, neither Parent nor its Affiliates (including their respective agents and representatives) shall seek (or cause to be sought) any advisory or declaratory opinion or otherwise make (or cause to be made) any voluntary submission relating to the Competition Act (Canada) or the Investment Canada Act without the written consent of the Company.
          (c) Notwithstanding anything to the contrary in this Agreement, Parent agrees to take all actions necessary, to permit and cause the Closing to occur prior to the Outside Date, notwithstanding any requirement, request or condition sought or imposed by the United States Federal Trade Commission (“FTC”), the Antitrust Division of the United States Department of Justice (“DOJ”) or any other Governmental Authority acting under the HSR Act, the Competition Act (Canada) or the Investment Canada Act, in each case, relating in any way to this Agreement or the consummation of the Merger or the other transactions contemplated herein (“Government Conditions”), where the failure to satisfy any Government Condition would delay, prevent or make illegal such timely consummation of this Agreement, the Merger or the transactions contemplated herein, including (i) complying with any request, directions, determinations, requirements or conditions of the FTC, DOJ or other Governmental Authority, (ii) complying with requests or undertakings to divest or hold separate any of its existing assets or businesses of the HOB Entities, (iii) complying with other limitations or other requirements of the FTC, DOJ or other Governmental Authority with respect of the operation of any of Parent’s existing assets or businesses, or of the HOB Entities following the Closing, and (iv) taking all other actions necessary or reasonable, including instigating or defending any proceeding or litigation, making reasonable offers of compromise, and promptly removing or causing to be removed any direction, determination, requirement, injunction, order, condition or limitation, that prevents or would prevent, or that makes illegal, the timely consummation of the Merger and the other transactions contemplated by this Agreement. For the avoidance of doubt, it is the intention of the foregoing provisions that the Company be assured that this Agreement, the Merger and the transactions contemplated herein may be consummated, notwithstanding any investigation, challenge or requirement of a remedy by the FTC, the DOJ or any other Governmental Authority or other entity with respect to antitrust, competition or foreign investment matters; provided that notwithstanding the foregoing, Parent shall not be required to undertake any action that would constitute a violation of the Laws of any relevant jurisdiction.
     Section 8.7 Notice of Developments

          (a) Prior to the Closing, each Party shall, promptly after obtaining Knowledge of the occurrence (or non-occurrence) of any event, circumstance or fact arising subsequent to the date of this Agreement which would result in the failure to satisfy the conditions set forth in Section 9.1, Section 9.2 or Section 9.3, as applicable, give notice thereof to the other Party.
          (b) The Company shall give prompt notice to Parent and Merger Sub, and Parent and Merger Sub shall give prompt notice to the Company, of: (i) any notice or other communication of which the Company, Parent or Merger Sub, as applicable, has Knowledge, received from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement and (ii) any notice or other communication of which the Company, Parent or Merger Sub, as applicable, has Knowledge, received from any Governmental Authority in connection with the transactions contemplated by this Agreement.
          (c) The Company shall give (and shall cause its Subsidiaries to give) any notices to third Persons, and use, and cause its Subsidiaries to use, its commercially reasonable efforts to obtain any third Person consents required in connection with the Merger that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed in the Company Disclosure Schedules, or (iii) required to prevent a Material Adverse Effect on the Company from occurring prior to or after the Closing. If the Company shall fail to obtain any consent from a third Person described in this subsection (a), the Company will use its commercially reasonable efforts to limit the adverse affect upon the Company, their respective Subsidiaries, and their respective businesses resulting, or that could reasonably be expected to result from the failure to obtain such consent.
     Section 8.8 Resignations. On the Closing Date, the Company shall cause to be delivered to Parent duly signed resignations (from the applicable board of directors), effective immediately after the Closing and shall take such other action as is necessary to accomplish the foregoing.
     Section 8.9 Certain Tax Sharing Agreements. As of the Closing, all Tax Sharing Agreements to which the Company or any of its Subsidiaries is a party to or the subject of shall be terminated and, after the Closing, none of the HOB Entities shall have further rights or obligations under any such Tax Sharing Agreement.
     Section 8.10 Directors and Officers Insurance and Indemnification.
     (a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes such prior to the Effective Time, an officer, director or fiduciary of any of the HOB Entities (the “Indemnified D&O Parties”) against (i) any and all losses, claims, damages, costs, expenses (including reasonable attorneys’ fees and expenses), fines, liabilities or judgments or amounts that are paid in settlement with the approval of Parent (which approval shall not be unreasonably withheld, delayed or conditioned) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or fiduciary of any of the HOB Entities whether pertaining to any action or omission existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time (“Indemnified D&O Liabilities”), and (ii) all Indemnified D&O Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby; provided, however, that, in the case of the Company and the Surviving Corporation such indemnification shall be to the fullest extent a corporation is permitted under the DGCL to indemnify its own directors, officers or fiduciaries, and in the case of Parent such indemnification shall not be limited by the DGCL. Parent, the Company, and the Surviving Corporation, as the case may be, will pay all expenses of each Indemnified D&O Party in advance of the final disposition of any such action or proceeding to the fullest extent permitted by Law. Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified D&O Party (whether arising before or after the Effective Time), (i) the Indemnified D&O Parties may retain counsel reasonably satisfactory to them and Parent and Merger Sub, (ii) Parent shall, and shall cause the Surviving Corporation to, pay all reasonable fees and expenses of such counsel for the Indemnified D&O Parties promptly as statements therefor are received, and (iii) Parent shall, and shall cause the Surviving Corporation to, use all reasonable efforts to assist and cooperate in the vigorous defense of any such matter, provided that none of Parent, Merger Sub or the Surviving Corporation shall be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld, delayed or conditioned. Any Indemnified D&O Party wishing to claim indemnification under this Section 8.10, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Parent, Merger Sub or the Surviving Corporation (but the failure so to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 8.10 except to the extent such failure materially prejudices such party). In the event any Indemnified D&O Party is required to bring any action to enforce rights or to collect moneys due under this Agreement and is successful in such action Parent shall reimburse such Indemnified D&O Party for all its expenses in bringing and pursuing such action. Each Indemnified D&O Party shall be entitled to the advancement of expenses to the full extent contemplated in this Section 8.10 in connection with any such action.
               (b) Successors. In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, proper provisions shall be made so that the continuing or surviving entity or transferee, as appropriate, shall assume the obligations set forth in this Section 8.10.
               (c) Survival of Indemnification. To the fullest extent not prohibited by Law, from and after the Effective Time, all rights to indemnification as of the date hereof in favor of the directors, officers and fiduciaries of any of the HOB Entities with respect to their activities as such prior to the Effective Time, as provided in their respective Organizational Documents in effect on the date hereof, or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time, provided that in the event any claim or claims are asserted or made within such six-year period, all such rights to indemnification in respect of such claim or claims shall continue until the final disposition thereof.

     Section 8.11 Updates to Disclosure Schedules. From time to time prior to the Closing Date, the Company shall promptly supplement or amend in writing its Disclosure Schedules, with respect to any matter about which the Company hereafter acquires Knowledge, which, if existing at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules of the Company. No such supplement or amendment by the Company of its Disclosure Schedules shall be deemed to cure, or to be a waiver of, any breach of any representation or warranty made in this Agreement for any purpose hereunder including, without limitation, Articles 9, 10 and 11.
     Section 8.12 Efforts to Close. Through the Closing Date, subject to the terms and conditions herein provided and provided that nothing herein shall require any party to waive any of the conditions set forth in Section 8.1, the Parties will, and will cause the respective subsidiaries within their control to, use commercially reasonable efforts to take all reasonable actions and do all reasonable things necessary, proper or advisable, under Laws, contract or otherwise to consummate and make effective, as soon as reasonably practicable, the Merger and the transactions contemplated hereby, including the satisfaction of all conditions thereto set forth herein. Without limitation to the foregoing, through the Closing Date the Parties shall be obliged to keep each other reasonably informed of the steps taken in compliance with this Section 8.12 and the progress toward satisfying the closing conditions set forth in ARTICLE 9 including by communicating with each other on a regular basis with respect to progress made to date in respect of satisfaction of any and all of the closing conditions set forth in ARTICLE 9 and any issues arising in connection therewith which might reasonably be expected to delay or prevent such satisfaction.
     Section 8.13 Further Assurances. Subject to the limitations elsewhere set forth in this Agreement, each Party covenants and agrees to prepare, execute, acknowledge, file, record, publish and deliver such other instruments, certificates and documents, and to take such other actions, as may be required by Law or reasonably requested by any other Party to carry out the purposes of this Agreement.
     Section 8.14 Employee Benefit Plans. Following the Closing and for a period of at least two (2) years thereafter, Parent shall cause the HOB Entities to pay, discharge and be responsible for all salary, wages, severance costs, benefits and claims (including workers compensation or other similar benefits and claims) arising out of or relating to any and all employee benefit plans (as defined in Section 3(3) of ERISA), all Canadian Employee Benefit Plans or the employment of the employees of the HOB Entities after the Closing Date, including all liabilities for accrued vacation, holiday, sick leave, salary continuation or short-term disability benefits; the payment of accrued payments or bonuses under any annual or long-term management or employee incentive or bonus plans, programs or arrangements; retirement plan, and non-qualified deferred compensation plan, arising out of or relating to the employment of such employees after the Closing Date and to comply with the terms and conditions of any (i) collective bargaining agreement between any labor union and any of the HOB Entities and (ii) Employment Contracts or policies between any of the HOB Entities and any of their respective employees in effect as of the Closing Date, including the severance policy of the HOB Entities pursuant to which the employees thereof are entitled to receive, upon their severance, payments equal to 3 weeks of their highest annual salary for each year of their service with the HOB Entities or any of their predecessors, but in no event shall such employees be entitled to (x) payments equal to less than 4 weeks of their highest annual salary nor (y) payments equal to more than 6 months of their highest annual salary in aggregate. For purposes of all employee benefit plans (as defined in Section 3(3) of ERISA), Canadian Employee Benefit Plans and other employment agreements, arrangements and policies of Parent under which an employee’s benefits depends, in whole or in part, on length of service, credit will be given to current employees of any of the HOB Entities for service prior to the Effective Time, provided that such crediting of service does not result in duplication of benefits. Parent shall, and shall cause the Surviving Corporation to, honor in accordance with their terms all employee benefit plans (as defined in Section 3(3) of ERISA) and the other Company Employee Benefit Plans; provided, however, that Parent or the Surviving Corporation may amend, modify or terminate any individual Company Employee Benefit Plan in accordance with its terms and Law (including obtaining the consent of the other parties to and beneficiaries of such Company Employee Benefit Plan to the extent required thereunder) provided, further, that, except for the Company Option Plans which will be terminated in accordance with Section 3.3 hereof, for a period of two (2) years following the Closing Date, no such amendment, modification or termination shall result in compensation and benefits to the employees, former employees, directors or former directors of any of the HOB Entities (the “Company Employees”) that are less favorable, in the aggregate, than the compensation and benefits that are provided to the Company Employees immediately prior to the Closing Date.
     Section 8.15 FIRPTA. The Company shall, prior to the Closing Date, provide to Parent a statement described in Section 1.1445-2(c)(3)(i) of the United States Treasury Regulations certifying the interests in the Company are not U.S. real property interests.
     Section 8.16 Releases. The Company shall use its commercially reasonable efforts to obtain and deliver to Parent and Merger Sub a general release dated as of the Closing Date executed by (i) each of the directors, officers and stockholders of the Company in the form attached hereto as Exhibit A, and (ii) each holder of Company Stock Options and each holder of Warrants.
     Section 8.17 Collective Bargaining Agreements. Parent shall execute agreements confirming the continued effectiveness after the Effective Time of the collective bargaining agreements and similar contracts with labor unions set forth on Schedule 5.10(a)(xiii) in a form reasonably satisfactory to the Company.
     Section 8.18 Financial Statements; Approvals. As promptly as possible after the date of this Agreement, the Company shall use its commercially reasonable efforts to cause to be delivered to Parent (a) the Company’s audited consolidated financial statements for its fiscal year ended July 1, 2006 (the “2006 Financial Statements”) and, as applicable, fiscal year ended 2007 (the “2007 Financial Statements”), and (b) all consents and approvals necessary from the independent certified public accountants of the Company and its Subsidiaries to allow Parent to incorporate, utilize, publish or otherwise disclose the Company Financial Statements and 2006 Financial Statements and, as applicable, the 2007 Financial Statements, solely in connection with Parent’s post-Closing reporting requirements with any Governmental Authority in accordance with Applicable Law, including the SEC and NYSE. The Company shall use commercially reasonable efforts to facilitate Parent’s access to the independent certified public accountants and financial staff of the Company and its Subsidiaries and deliver any pending back-up workpapers solely in connection with such reporting requirements.
ARTICLE 9.
CONDITIONS
     Section 9.1 Conditions to Each Party’s Obligations. The respective obligation of each Party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions:
          (a) Stockholder Approval. This Agreement shall have been adopted and the Merger shall have been duly approved by the requisite written consent of the holders of (i) the Company New Senior Preferred Stock and (ii) the Company Common Stock (including the Named Stockholders), each in accordance with the applicable provisions of the DGCL and the Company’s Organizational Documents.
          (b) Escrow Agreement and Exchange Agent Agreement. The Escrow Agreement and an Exchange Agent agreement, in a form to be mutually agreed upon, shall have been executed and delivered by the parties thereto.
     Section 9.2 Conditions to Obligations of the Company to Effect the Merger. The obligation of the Company to effect the Merger and to take the other actions contemplated hereunder to be taken by it at the Closing is subject to the fulfillment or waiver of each of the following conditions (which may be waived in whole or in part by the Company):
          (a) Representations, Warranties and Covenants. The representations and warranties of Parent and Merger Sub contained in this Agreement that are qualified by materiality, including material adverse effect, shall be true and correct in all respects on the date of this Agreement and at the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that are expressly made as of another date, which shall be true and correct as of such date) and the representations and warranties of Parent and Merger Sub contained in this Agreement that are not so qualified shall be true and correct in all material respects on the date of this Agreement and at the Closing Date, as though made on and as of the Closing Date (other than such representations and warranties that are expressly made as of another date, which shall be true and correct as of such date). The covenants and agreements contained in this Agreement to be complied with by Parent and Merger Sub at or before the Closing shall have been complied with in all material respects. The Company shall have received a certificate from Parent signed by an executive officer thereof with respect to the matters described in this Section 9.2(a).

          (b) Regulatory Approvals. Any waiting period (and any extension thereof) under the HSR Act applicable to the Merger contemplated hereby shall have expired or shall have been terminated.
          (c) No Order. There shall not be in effect any Governmental Order directing that the Merger and the other transactions contemplated by this Agreement not be consummated or which has the effect of rendering it unlawful to consummate such transactions.
          (d) Pay-Off. The Company shall have received customary pay-off letters and commitments in form and substance reasonably acceptable to the Company which fully and unconditionally release and discharge the liens securing all Borrowed Indebtedness effective immediately upon the payment by Parent of all Borrowed Indebtedness to the appropriate accounts as set forth in the certificate contemplated in Section 9.3(e).
     Section 9.3 Conditions to Obligations of Parent and Merger Sub. The obligation of the Parent and Merger Sub to effect the Merger and to take the other actions contemplated hereunder to be taken by them at the Closing is subject to the fulfillment or waiver of each of the following conditions (which may be waived in whole or in part by the Parent):
          (a) Representations and Warranties. All of the representations and warranties of the Company and the Named Stockholders contained in this Agreement, taken as a whole, (i) that are qualified by materiality, including Material Adverse Effect, shall be true and correct in all respects on the date of this Agreement and at the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that are expressly made as of an earlier date which shall be true and correct in all respects as of such earlier date) and (ii) that are not so qualified shall be true and correct in all material respects on the date of this Agreement and on the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that are expressly made as of an earlier date which shall be true and correct in all respects as of such earlier date). The covenants and agreements contained in this Agreement to be complied with by the Company at or before the Closing shall have been complied with in all material respects. Parent shall have received a certificate from the Company signed by an executive officer thereof with respect to the matters described in this Section 9.3(a).
          (b) Regulatory Approvals. Without limiting Section 8.6, and subject to Parent’s compliance therewith, any waiting period (and any extension thereof) under the HSR Act applicable to the Merger contemplated hereby shall have expired or shall have been terminated.
          (c) No Order. There shall not be in effect any Governmental Order directing that the Merger and the other transactions contemplated by this Agreement not be consummated or which has the effect of rendering it unlawful to consummate such transactions; provided, however, that Parent shall have used all of its best efforts to have any such Governmental Order vacated or lifted and shall have complied with its obligations under Section 8.6.
          (d) No Material Adverse Effect. Since the Balance Sheet Date, there shall not have occurred any Material Adverse Effect, and no event or circumstance shall have occurred or arisen since the Balance Sheet Date that would reasonably be expected to result in a Material Adverse Effect.
          (e) Closing Date Disbursements and Calculation of Merger Consideration. At least five (5) Business Days prior to the Closing Date, Parent shall have received a certificate, reasonably acceptable to Parent, executed on behalf of the Company by an executive officer thereof setting forth (i) the calculation of all Borrowed Indebtedness as of the Closing Date, (ii) the calculation of the Company Transaction Expenses, (iii) the Preferred Stock Merger Consideration, (iv) the Common Stock Closing Consideration, (v) each Option Closing Consideration, (vi) each Warrant Closing Consideration, (vii) the number of shares of Company New Senior Preferred Stock outstanding as of the Closing Date (identifying shares held by Initial Holders and Subsequent Holders), and (viii) the number of shares of Company Common Stock outstanding as of the Closing Date (including shares subject to Cash Value Options and Cash Value Warrants). Such certificate shall also include the account or accounts which any portion of the Closing Date Disbursements and other amounts payable hereunder (other than the Escrow Amount) shall be paid by Parent pursuant to Section 2.3 hereof. Parent shall have received documents which confirm, to the reasonable satisfaction of Parent, that upon payment of the Company Transaction Expenses, each Person that is to be paid a Company Transaction Expense shall have been paid in full by the Company for all services rendered and expenses incurred, to or on behalf of the Company, on or prior to the Closing Date. In all cases, such certificate and documents shall, to the extent necessary, be updated by the Company on or prior to the Closing Date to reflect the actual amounts owed on such date.
          (f) Resignation of Directors. Parent shall have received the resignation of all directors of the Company.
          (g) Legal Opinion. Parent shall have received an opinion of outside legal counsel for the Company, dated the Closing Date, substantially in the form attached hereto as Exhibit B.
          (h) Releases. The Company shall have delivered to Parent and Merger Sub a mutual release dated as of the Closing Date executed by (i) each Named Stockholder, (ii) each director of the Company who is designated by a Named Stockholder, (iii) Greg Trojan, and (iv) Joseph Kaczorowski, each in the form attached hereto as Exhibit A.
          (i) FIRPTA Certificate. The Company shall have delivered to Parent the statement referred to in Section 8.15.
ARTICLE 10.
INDEMNIFICATION
     Section 10.1 Survival of Representations and Warranties and Certain Covenants. All representations and warranties made by the Company, the Named Stockholders and Parent in this Agreement shall survive the Closing and continue until the Escrow Release Date. Any rights with respect to a claimed breach of a representation or warranty shall expire at the Escrow

Release Date, unless on or prior to the Escrow Release Date written notice asserting such claimed breach has been timely given in accordance with Section 10.3 to the party from whom recovery is sought on or prior to the Escrow Release Date at which point the claim to which such notice relates may continue to be asserted beyond the Escrow Release Date. All other covenants and agreements in this Agreement shall survive the Closing and continue in full force and effect indefinitely.
     Section 10.2 General Indemnification.
          (a) By the Company Stockholders. From and after the Closing Date, the Company Stockholders shall jointly and severally indemnify and hold harmless the Parent, its Subsidiaries, and its Affiliates (including for this purpose, the Surviving Corporation and its Subsidiaries), and each of their respective officers, directors, shareholders, owners, affiliates and employees, and each such person’s successors and assigns (collectively, the “Parent Indemnified Parties”) solely from the Escrow Account, from and against all Damages (as hereinafter defined) imposed upon or incurred by any Parent Indemnified Parties as a result of, in connection with, or arising out of (i) any breach of any representation or warranty of the Company or the Named Stockholders, as applicable, contained in this Agreement and (ii) any breach or violation of any covenant, agreement or other obligation of the Company Stockholder Representative, the Company or the Named Stockholders contained in this Agreement; provided that the Company Stockholders shall not have any obligation hereunder with respect to any breach described in Section 10.2(a)(i) unless the Parent Indemnified Parties have made a claim for indemnification pursuant to Section 10.3 with respect to such breach on or prior to the Escrow Release Date. In the case of any representation or warranty that is limited by “material” or by any similar term or limitation, the occurrence of a breach or inaccuracy of such representation or warranty, as the case may be, and the amount of losses subject to indemnification hereunder shall be determined as if “material” or by any similar term or limitation were not included therein. As used herein, “Damages” means any and all losses, liabilities, damages, judgments, settlements and expenses (including interest and penalties recovered by a third party with respect thereto and attorneys’ fees and expenses, and accountants’ fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of the rights arising under this ARTICLE 10). NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, THE COMPANY STOCKHOLDERS SHALL NOT BE REQUIRED TO INDEMNIFY OR HOLD HARMLESS ANY PARENT INDEMNIFIED PARTY OR OTHERWISE COMPENSATE ANY PARENT INDEMNIFIED PARTY FOR DAMAGES WITH RESPECT TO LOST PROFITS, RESTITUTION, DAMAGE TO REPUTATION, DIMINUTIONS IN VALUE, MENTAL OR EMOTIONAL DISTRESS, EXEMPLARY, CONSEQUENTIAL, INCIDENTAL, SPECIAL OR PUNITIVE DAMAGES.
          (b) By Parent. From and after the Closing Date, Parent and its Subsidiaries, including the Surviving Corporation, shall jointly and severally indemnify and hold harmless the Company Stockholders and (without duplication) each of their respective Subsidiaries, Affiliates officers, directors, shareholders, owners and employees, and each such Person’s successors and assigns (collectively, the “HOB Indemnified Parties”), from and against all Damages imposed upon or incurred by any HOB Indemnified Parties as a result of, in connection with, or arising out of (i) any breach of any representation or warranty of Parent contained in this Agreement, (ii)

any breach or violation of any covenant, agreement or other obligation of Parent or Merger Sub contained in this Agreement and (iii) the ownership, operation or management of the Surviving Corporation, its Subsidiaries or any of its or their respective assets, properties or businesses following the Closing Date; provided that Parent shall not have any obligation hereunder with respect to any breach described in Section 10.2(b)(i) unless the Company Stockholder Representative has made a claim for indemnification pursuant to Section 10.3 with respect to such breach on or prior to the Escrow Release Date. EXCEPT WITH RESPECT TO BREACHES OF SECTION 8.6, PARENT AND ITS SUBSIDIARIES SHALL NOT BE REQUIRED TO INDEMNIFY OR HOLD HARMLESS ANY HOB INDEMNIFIED PARTY OR OTHERWISE COMPENSATE ANY HOB INDEMNIFIED PARTY FOR DAMAGES WITH RESPECT TO LOST PROFITS, RESTITUTION, DAMAGE TO REPUTATION, DIMINUTIONS IN VALUE, MENTAL OR EMOTIONAL DISTRESS, EXEMPLARY, CONSEQUENTIAL, INCIDENTAL, SPECIAL OR PUNITIVE DAMAGES; IT BEING UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT ALL SUCH DAMAGES ARE FORESEEABLE, LIKELY AND PROBABLE WITH RESPECT TO ANY BREACHES OF SECTION 8.6 HEREOF BY PARENT AND ITS AFFILIATES.
          (c) Limitation on Indemnity.
               (i) There shall be no amount payable by the Company Stockholders from the Escrow Account pursuant to the indemnification obligations under Section 10.2(a)(i), unless and until the cumulative amount of all Damages determined to have been incurred by the Parent Indemnified Parties as a result of all such breaches exceeds $1,500,000 (the “Deductible”); (and then only for those Damages in excess of such amount), provided that individual claims involving Damages of $15,000 or less shall not be subject to indemnity hereunder or included in the Deductible or in the calculation of Damages for any reason.
               (ii) Notwithstanding anything else to the contrary contained in this Agreement, the maximum aggregate amount of Damages for which indemnity may be recovered from the Company Stockholders arising out of or resulting from the causes enumerated in Section 10.2(a)(i) shall be an amount equal to the Escrow Amount (i.e., $10,000,000) (the “Cap”), and the Parent Indemnified Parties shall have no recourse against any assets of the Company Stockholders or any of their respective Affiliates for Damages for which indemnity may be recovered pursuant to Section 10.2(a)(i) other than the funds held in the Escrow Account in an amount not to exceed the Cap (i.e., $10,000,000).
               (iii) The amount of any Damages claimed by any Parent Indemnified Party hereunder shall be net of any allowances and reserves provided in the Financial Statements or the notes thereto that are identified with respect thereto.
               (iv) The amount of any Damages claimed by any Parent Indemnified Party hereunder shall be net of any insurance, indemnity, contribution or other payments or recoveries of a like nature with respect thereto (it being agreed that, promptly after the realization of any such reductions of Damages pursuant hereto, such Parent Indemnified Party shall reimburse the Escrow Account for such reduction in Damages for which such Parent Indemnified Party was indemnified prior to the realization of such reductions of Damages).

Parent shall use its reasonable best efforts to (i) cause the Parent Indemnified Parties to seek the benefits of any insurance, indemnity, contribution or other payments or recoveries of a like nature applicable to such Damages and (ii) otherwise mitigate the amount of Damages.
               (v) In the event that an Indemnifying Party can establish that an Indemnified Party had actual knowledge, on or before the Closing, of a breach of a representation, warranty, covenant or agreement of the Indemnifying Party upon which a claim for indemnification by the Indemnified Party is based, then the Indemnifying Party shall have no liability for any Damages resulting from or arising out of such claim.
               (vi) An Indemnified Party shall not be entitled to multiple recovery for the same Damages.
               (vii) In determining the amount of indemnification due under this ARTICLE 10, (i) all payments shall be net of any actual Tax benefit that may be available to the Indemnified Party and (ii) all payments for claims relating to Taxes with respect to periods prior to the Closing Date shall be net of any actual Tax benefits that may be available in periods following the Closing Date attributable to the carryover of any net operating loss from a pre-Closing Date period to a post-Closing Date period.
               (viii) If an Indemnified Party recovers Damages from an Indemnifying Party under this ARTICLE 10, the Indemnifying Party shall be subrogated, to the extent of such recovery, to the Indemnified Party’s rights against any third party with respect to such recovered Damages subject to the subrogation rights of any insurer providing insurance coverage under one of the Indemnified Party’s policies and except to the extent that the grant of subrogation rights to the Indemnifying Party is prohibited by the terms of the applicable insurance policy.
     Section 10.3 Procedures, Third Party Claims. Any party seeking indemnification under this ARTICLE 10 (an “Indemnified Party”) shall give the party from whom indemnification is being sought (an “Indemnifying Party”) notice of any matter which such Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within 20 days of such determination, stating the amount of the Damages, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. With respect to third party claims that may give rise to any indemnification obligations under this Agreement, all claims for indemnification by any Parent Indemnified Party hereunder shall be asserted and resolved as set forth in this Section 10.3. In the event that any claim or demand by a third party for which an Indemnifying Party may be liable to any Indemnified Party hereunder (a “Third Party Claim”) is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall as promptly as reasonably practicable notify the Indemnifying Party in writing of such Third Party Claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such Third Party Claim) (the “Claim Notice”). The failure on the part of the Indemnified Party to give any such Claim Notice in a reasonably prompt manner shall not relieve the Indemnifying Party of any indemnification obligation hereunder unless, and only to the extent that, the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall have thirty (30) days from the receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party (a) whether or not the Indemnifying Party disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such Third Party Claim and (b) whether or not it desires to defend the Indemnified Party against such Third Party Claim. All costs and expenses incurred by the Indemnifying Party in defending such Third Party Claim shall be a liability of, and shall be paid by, the Indemnifying Party and shall not be deemed Damages hereunder. Except as hereinafter provided, in the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such Third Party Claim, the Indemnifying Party shall, at its sole cost and expense, have the right to defend the Indemnified Party by appropriate proceedings with counsel of its choice and shall have the power to direct and control such defense. If any Indemnified Party desires to participate in any such defense it may do so at its own cost and expense; provided, however, that the reasonable costs and expenses of one counsel (in addition to any local counsel) to the Indemnified Party will be paid by the Indemnifying Party if, in the view of counsel to the Indemnified Party, (i) a material conflict of interest (other than one of a monetary nature) exists between the Indemnifying Party and any Indemnified Party that would make it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnifying Party or (ii) there may be legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party. The Indemnified Party shall not settle a Third Party Claim for which it is indemnified by the Indemnifying Party without the written consent of the Indemnifying Party unless the Indemnifying Party elects not to defend the Parent Indemnified Party against such Third Party Claim. The Indemnifying Party may, with the consent of the Indemnified Party (which consent shall not be unreasonably withheld), settle or compromise for monetary payments only any action or consent to the entry of any judgment which includes as a term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a duly executed written unconditional release of all of the Indemnified Parties from all liability in respect of such action and there is no finding or admission of any violation of any Law or the rights of any Person. If the Indemnifying Party elects not to defend the Indemnified Party against such Third Party Claim, including by not giving the Indemnified Party timely notice as provided above, then the amount of any such Third Party Claim, or, if the same be contested by the Indemnified Party, then that portion thereof as to which such defense is unsuccessful (and the reasonable costs and expenses pertaining to such defense) shall be the liability of the Indemnifying Party hereunder, subject to the limitations set forth in this ARTICLE 10.
     Section 10.4 Purchase Price Adjustment. Any indemnification payable under this ARTICLE 10 shall be, to the extent permitted by Law, an adjustment to the purchase price and the Common Stock Merger Consideration.
     Section 10.5 Fraudulent Conduct; Intentional Misrepresentation. Notwithstanding anything contained in this Agreement to the contrary, in the case of fraudulent conduct or intentional misrepresentation, the limitations on indemnification (including as to duration and amount) contained in Sections 10.1 and 10.2 shall not apply to any claim for indemnification under this ARTICLE 10 by Parent or Merger Sub.

     Section 10.6 Company Stockholder Representative.
          (a) JP Morgan is hereby appointed as agent and attorney-in-fact for and on behalf of each of the holders of shares of Company Capital Stock (the “Company Stockholder Representative”), to give and receive notices and communications, to agree to, negotiate and enter into settlements and compromises of claims, to demand, prosecute and defend claims arising out of this Agreement and to comply with orders of courts and determinations and awards with respect to claims, and to take all actions necessary or appropriate in the judgment of the Company Stockholder Representative for the accomplishment of the foregoing. Such agency may be changed by the consent of the holders of a majority of the shares of Company Capital Stock from time to time upon not less than thirty (30) days’ prior written notice to Parent. Any vacancy in the position of Company Stockholder Representative shall be filled by a majority-in-interest of the holders of shares of Company Capital Stock. The Company Stockholder Representative may resign upon thirty (30) days’ prior written notice to Parent provided that no such resignation shall become effective until the appointment of a successor Company Stockholder Representative. No bond shall be required of the Company Stockholder Representative, and the Company Stockholder Representative shall not receive compensation for its services. Notices or communications to or from the Company Stockholder Representative shall constitute notice to or from each holder of shares of Company Capital Stock.
          (b) The Company Stockholder Representative shall not have any liability for any Damages to the holders of shares of Company Capital Stock for any action taken or suffered by it or omitted hereunder as Company Stockholder Representative, except as caused by the Company Shareholder Representative’s gross negligence or willful misconduct. The Company Stockholder Representative may, in all questions arising hereunder, rely on the advice of counsel, and the Company Stockholder Representative shall not be liable to the holders of shares of Company Capital Stock for anything done, omitted or suffered by the Company Stockholder Representative based on such advice. The Company Stockholder Representative undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and no implied covenants or obligations shall be read into this Agreement against the Company Stockholder Representative.
          (c) A decision, act, consent or instruction of the Company Stockholder Representative shall be deemed to have been taken or given on behalf of all the holders of shares of Company Capital Stock and shall be final, binding and conclusive upon all the holders of shares of Company Capital Stock, and the Parent may rely upon any such decision, act, consent or instruction of the Company Stockholder Representative as being the decision, act, consent or instruction of, and binding on, each of the holders of shares of Company Capital Stock. Parent, the Company and their respective representatives are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Company Stockholder Representative.
     Section 10.7 Exclusive Remedy. The indemnification provided in this ARTICLE 10, subject to the limitations set forth herein, shall be the exclusive post-Closing remedy available to any Party in connection with any Damages arising out of or resulting from this Agreement or the transactions contemplated hereby and the Escrow Account shall be the sole source of remedy for any breach of any representation or warranty by the Company Stockholders under this Agreement, except only (i) for the remedies of injunctive relief or specific performance or (ii) in the event of fraudulent conduct or intentional misrepresentation.
ARTICLE 11.
TERMINATION
     Section 11.1 Termination and Abandonment. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof:
          (a) By the mutual written consent of Parent and the Company;
          (b) by Parent or the Company, upon notice to the other, at any time after 18 months following the Signing Date (the “Outside Date”) if the Closing shall not have occurred on or prior to the Outside Date; provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any Party whose failure to comply in any material respect with any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date, provided, further, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to Parent if the condition to Parent’s obligations to effect the Merger under Section 9.3(b) has not been satisfied for any reason;
          (c) by Parent, by written notice to the Company, if the Company or the Named Stockholders shall have breached any of their representations, warranties, covenants, obligations or agreements set forth in this Agreement, which breach would result in the failure of a condition set forth in Section 9.3; provided that if such breach is curable by the Company through the exercise of its commercially reasonable efforts prior to the Outside Date after receiving written notice of such breach, then Parent may not terminate this Agreement under this Section 11.1(c) prior to the Outside Date;
          (d) by the Company, by written notice to Parent, if Parent or Merger Sub shall have breached any of its representations, warranties, covenants, obligations or agreements set forth in this Agreement, which breach would result in the failure of a condition set forth in Section 9.2, provided that if such breach is curable by Parent or Merger Sub through the exercise of its commercially reasonable efforts prior to the Outside Date, then the Company may not terminate this Agreement under this Section 11.1(d) prior to the Outside Date.
          (e) by Parent or the Company, upon notice to the other, if the conditions to the respective obligations of the Parties pursuant to Sections 9.3(b) and 9.3(c) and Sections 9.2(b) and 9.2(c), as applicable, to effect the Merger cannot be satisfied because, notwithstanding the compliance with Section 8.6 by Parent and its Affiliates, a Governmental Authority has issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise permantently prohibiting the Merger.

          (f) by Parent upon notice to the Company in the event that the Company Stockholder Representative fails to deliver to the Parent, the Company Stockholder Approvals within five (5) days after the Signing Date.
     Section 11.2 Effect of Termination.
     (a) In the event of termination of this Agreement and the transactions contemplated hereby as provided in Section 11.1, this Agreement shall forthwith become void and of no further force or effect and there shall be no liability on the part of either Party except (i) as set forth in this Section 11.2, in ARTICLE 12 and the applicable definitions set forth in ARTICLE 1 and (ii) that nothing herein shall relieve either Party from liability for any willful and intentional breach by such Party of the terms and provisions of this Agreement.
     (b) If this Agreement is terminated (i) by the Company pursuant to Section 11.1(b) and the condition to Parent’s obligation to effect the Merger set forth in Section 9.3(b) has not been satisfied or (ii) by Parent or the Company pursuant to Section 11.1(e), then in either case, the Company shall be entitled to immediately draw fully upon the Irrevocable Letter of Credit to receive a non-refundable termination fee equal to $15,000,000 in cash (the “Termination Fee”). Parent hereby agrees and covenants with the Company that neither Parent nor any of its Affiliates will in any way interfere with or otherwise impede the Company’s ability to draw upon the Irrevocable Letter of Credit to receive full payment of the Termination Fee.
ARTICLE 12.
MISCELLANEOUS PROVISIONS
     Section 12.1 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement, the agreements contemplated hereby and the transactions contemplated hereby and thereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred, provided, however, that Parent shall pay for all fees and expenses relating to antitrust, competition and foreign investment matters, if any, including the fees and expenses of attorneys, consultants, experts and economists retained by Parent or the Company, any filing fees and other fees and expenses related in any way to obtaining approvals from, contesting, negotiating, resolving and otherwise addressing claims or positions asserted or held by the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice and other Governmental Authorities. For the sake of clarity and notwithstanding anything else herein to the contrary, the Company Transaction Expenses incurred by the HOB Entities, as set forth in the certificate contemplated by Section 9.3(e), shall be fully and unconditionally satisfied either (i) by the Company prior to the Closing Date or (ii) through the Closing Date Disbursements in accordance with the provisions of Section 2.3 hereof, and in no way shall be obligations of the Surviving Corporation, Parent or Merger Sub (or any of their respective Subsidiaries or Affiliates) after the Effective Time.

     Section 12.2 Disclaimer Regarding Projections. In connection with Parent’s investigation of the Company and its Subsidiaries, Parent and its Affiliates and representatives have received from the Company and/or the representatives thereof, certain projections and other forecasts and certain business plan information. Parent acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans, that Parent is familiar with such uncertainties, that Parent is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and that Parent shall have no claim against anyone with respect thereto. Accordingly, Parent acknowledges that neither the Company nor the Named Stockholders makes any representation or warranty with respect to such projections, forecasts or plans.
     Section 12.3 Materiality. As used in this Agreement, unless the context would require otherwise, the terms “material” or “material to the Company” and the concept of the “material” nature of an effect upon the Company shall be determined solely by reference to the entire business of the Company and its Subsidiaries, taken as a whole, as such business is currently being conducted. There have been included in the Disclosure Schedules, and may be included elsewhere in this Agreement, items which are not “material” within the meaning of the immediately preceding sentence; such inclusion shall not be deemed to be an acknowledgement by the Company that such items are “material” and shall not be used to further define the meaning of “material” for purposes of this Agreement.
     Section 12.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by mail, by delivery in person, by courier service or by telecopy to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 12.4):
(a)	If, prior to the Closing Date, to the Company:
HOB Entertainment, Inc.
6255 Sunset Boulevard
16th Floor
Hollywood, California 90028
Facsimile: (323) 769-4788
Attention: Daniel L. Fishkin, Esq., Office of General Counsel
with a copy to:
Munger Tolles & Olson LLP
355 S. Grand Avenue, 35th Floor
Los Angeles, CA 90071
Facsimile: (213) 687-3702
Attention: Robert L. Adler

(b)	If, following the Closing, to the Company Stockholder Representative:
HOB Entertainment Inc. Company Stockholder Representative
c/o Munger Tolles & Olson LLP
355 S. Grand Avenue, 35th Floor
Los Angeles, CA 90071
Facsimile: (213) 687-3702
Attention: Robert L. Adler
(c)	If to Parent or Merger Sub:
Live Nation
9348 Civic Center Drive, 4th Floor
Beverly Hills, CA 90210
Facsimile: (310) 867-7057
Attention: Michael Rapino
with a copy to:
Live Nation
9348 Civic Center Drive, 4th Floor
Beverly Hills, CA 90210
Facsimile: (310) 867-7057
Attention: Michael G. Rowles
and
Morrison & Foerster LLP
12531 High Bluff Drive
San Diego, CA 92130
Facsimile: (858) 720-5125
Attention: Steven G. Rowles
Each such notice, request or communication shall be effective (i) if mailed, three (3) days after mailing at the address specified in this Section 12.4 (or in accordance with the latest unrevoked written direction from such Party), (ii) if delivered by hand or by nationally recognized courier service, when delivered at the address specified in this Section 12.4 (or in accordance with the latest unrevoked written direction from the receiving Party) and (iii) if given by telefax, when such telefax is transmitted to the telefax number specified in this Section 12.4 (or in accordance with the latest unrevoked written direction from the receiving Party), and the appropriate confirmation is received.
     Section 12.5 Public Announcements. No Party shall make, or cause to be made, any press release or public announcement in respect of this Agreement, the Merger or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other parties, which consent shall not be unreasonably withheld or withdrawn, and the Parties shall cooperate as to the timing and contents of any such press release or public announcement; provided, however, that a Party may, without the prior consent of the other Parties, make such press release or public announcement as may be required by Law or any listing agreement with a securities exchange or other similar regulatory body. The first public announcement by the Parties of the transactions contemplated by this Agreement shall be in the form of a joint press release to be jointly prepared and approved by each of Parent and the Company.
     Section 12.6 Headings; Table of Contents. The descriptive headings contained in this Agreement and table of contents of this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
     Section 12.7 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
     Section 12.8 Entire Agreement. This Agreement, the Confidentiality Agreement and any other agreements attached as Exhibits hereto constitute the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof.
     Section 12.9 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement may not be assigned by operation of law or otherwise by either Party without the prior written consent of the other Party (which consent may be granted or withheld in the sole discretion of such other Party), and any attempted assignment in violation of this Section 12.9 shall be void, except that Parent or Merger Sub may, without such prior written consent, at any time, transfer or assign, in whole or from time to time in part, its rights or obligations under this Agreement to one or more of its Affiliates or Subsidiaries provided that Parent shall remain completely responsible, and liable, for all of the obligations of such Affiliate or Subsidiary to perform the Parent’s or the Merger Sub’s obligations hereunder.
     Section 12.10 Governing Law.

          (a) This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law, provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Delaware Court of Chancery, and the Parties hereby irrevocably submit to the jurisdiction of such court in any such action or proceeding and irrevocably waive the defense of an inconvenient forum. Each Party irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to such Party at its address specified in Section 12.4. Nothing in this Section 12.10 shall affect the right of any Party to serve legal process in any other manner permitted by Law. The consents to jurisdiction set forth in this Section 12.10 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 12.10 and shall not be deemed to confer rights on any person other than the Parties.
          (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.10(b).
     Section 12.11 No Third Party Beneficiaries. Except as provided in Section 8.10, this Agreement shall be binding upon and inure solely to the benefit of the Parties and their permitted assigns and, except for the rights of the Indemnified Parties as set forth in ARTICLE 10 as to which they are expressly intended to be third-party beneficiaries, nothing herein, express or implied, is intended to or shall confer upon any other Person other than the Parties any legal or equitable right, benefit or remedy of any nature whatsoever (including any rights as a third party beneficiary or otherwise) under or by reason of this Agreement.
     Section 12.12 Amendment. This Agreement may not be amended or supplemented in any and all respects except by an instrument in writing signed by the Parties.

     Section 12.13 Waiver. Any Party may (a) extend the time for the performance of any of the obligations or other acts of any other Party, (b) waive any inaccuracies in the representations and warranties of another Party contained herein or in any document delivered by another Party pursuant hereto or (c) waive compliance with any of the agreements or conditions of another Party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.
     Section 12.14 Equitable Relief. The Parties agree that irreparable harm and significant damage, the amount of which would be difficult to estimate, would occur in the event that any of the provisions of this Agreement were not performed (or threatened to not be performed) in accordance with their specified terms or were otherwise breached (or threatened to be breached), thus making any remedy at Law or in damages inadequate. Accordingly, the Parties agree that they shall each be entitled to injunctive relief to prevent breaches (and to enforce specifically the terms and provisions) of this Agreement, including, without limitation, Section 8.6, without proof of actual damages and without any requirement for the securing or posting of any bond. Nothing herein shall be construed to limit the Parties’ respective rights to other remedies, which shall be in addition to those set forth in this provision.
     Section 12.15 Counterparts. This Agreement may be executed in one or more counterparts, and by the Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Facsimile signatures shall have the same force and effect as “ink” signatures.
     Section 12.16 Construction. This Agreement and any documents or instruments delivered pursuant hereto shall be construed without regard to the identity of the Person who drafted the various provisions of the same. Each and every provision of this Agreement and such other documents and instruments reflects a negotiated outcome and as such shall be construed as though the Parties participated equally in the drafting of the same. Any rule of construction providing that a document or provision be construed against the drafting party shall not be applicable to this Agreement or such other documents and instruments. It is the intention of the Parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, the representations, warranties, covenants and closing conditions in this Agreement shall be construed to be cumulative and that each representation, warranty, covenant and closing condition in this Agreement shall be given full separate and independent effect and nothing set forth in the provisions herein shall in any way be deemed to limit the scope, applicability or effect of any other provision hereof.
     Section 12.17 Exhibits and Schedules to this Agreement. All Annexes, Exhibits and Schedules hereto, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in this Agreement.
     Section 12.18 Time of the Essence. Time is of the essence with respect to all dates and time periods set forth or referred to in this Agreement. The Parties acknowledge that each will be relying upon the timely performance by the other of its obligations hereunder as a material inducement to enter into this Agreement.
[Signature Pages Follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the date first above written.

LIVE NATION WORLDWIDE, INC.

By:	/s/ Michael Rapino

Name: Michael Rapino
Title: CEO/President

HARRY MERGER SUB, INC.

By:	/s/ Michael Rapino

Name: Michael Rapino
Title: CEO/President

HOB ENTERTAINMENT, INC.

By:	/s/ Gregory A. Trojan

Name:
Title:
[Signature Page to Agreement and Plan of Merger]

ARES CORPORATE OPPORTUNITIES FUND, L.P.

By: ACOF Operating Manager, L.P.
Its: Manager
By: Ares Management, Inc.
Its: General Partner

By:	/s/ Adam Stein

Name:
Title:

ARES LEVERAGED INVESTMENT FUND, L.P.

By: ARES Management, L.P.
Its: General Partner

By:	/s/ Bennett Rosenthal

Name:
Title:

ARES LEVERAGED INVESTMENT FUND II, L.P.

By: ARES Management II, L.P.
Its: General Partner

By:	/s/ Bennett Rosenthal

Name:
Title:
[Signature Page to Agreement and Plan of Merger]

CHASE/HOB 1999 PARTNERS (GC), L.L.C.

By: J.P. Morgan Partners (BHCA), L.P.
Its: Managing Member
By: JPMP Master Fund Manager, L.P.
Its: General Partner
By: JPMP Capital Corp
Its: General Partner

By:	/s/ Jason Friedman

Name: Jason Friedman
Title: Principal

J.P. MORGAN PARTNERS (BHCA), L.P.

By: JPMP Master Fund Manager, L.P.
Its: General Partner
By: JPMP Capital Corp
Its: General Partner

By:	/s/ Jason Friedman

Name: Jason Friedman
Title: Principal

CHASE/HOB 1998 PARTNERS (GC), L.L.C.

By: J.P. Morgan Partners (BHCA), L.P.
Its: Managing Member
By: JPMP Master Fund Manager, L.P.
Its: General Partner
By: JPMP Capital Corp
Its: General Partner

By:	/s/ Jason Friedman

Name: Jason Friedman
Title: Principal
[Signature Page to Agreement and Plan of Merger]

FIRST UNION MERCHANT BANKING 1999, LLC

By: FUCP Management Company 1999, LLC
Its: Managing Member

By:	/s/ Scott B. Perper

Name: Scott B. Perper
Title: Authorized Representative

WACHOVIA CAPITAL PARTNERS 2001, LLC

By: FUCP Management Company 2001, LLC
Its: Managing Member

By:	/s/ Scott B. Perper

Name: Scott B. Perper
Title: Authorized Representative
[Signature Page to Agreement and Plan of Merger]

J.H. WHITNEY III, L.P.

By: J.H. Whitney Equity Partners III, LLC
Its: General Partner

By:	/s/ Daniel J. O’Brien

Name: Daniel J. O’Brien
Title: Managing Member

WMV WORKOUT FUND, L.P.

By: Whitney Market Value Management Company, LLC
Its: Investment Advisor

By:	/s/ Daniel J. O’Brien

Name: Daniel J. O’Brien
Title: Manager

WHITNEY STRATEGIC PARTNERS III, L.P.

By: J.H. Whitney Equity Partners III, LLC
Its: General Partner

By:	/s/ Daniel J. O’Brien

Name: Daniel J. O’Brien
Title: Managing Member

S.A. BLUES PARTNERS, L.P.

By: S.A. Blues Management, Inc.,
Its: General Partner

By:	/s/ Ken Halliday

Name: Ken Halliday
Title: Vice President
[Signature Page to Agreement and Plan of Merger]